UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Capstead Mortgage Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 24, 2013

To the stockholders of

CAPSTEAD MORTGAGE CORPORATION:

The annual meeting of stockholders of Capstead Mortgage Corporation, a Maryland corporation, will be held at 8401 North Central Expressway, Suite 220, Dallas, Texas on Wednesday, April 24, 2013 beginning at 9:00 a.m., Central Time, for the following purposes:

(1)	To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

(2a)	To consider advisory approval of our compensation philosophy;

(2b)	To consider advisory approval of the compensation granted to our executive officers in 2012;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

In the discretion of the proxies, the meeting may include the transacting of any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

** PLEASE VOTE NOW **	YOUR VOTE IS IMPORTANT	** PLEASE VOTE NOW **

Stockholders of record at the close of business on February 25, 2013 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important your shares are represented at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting in person, please vote your shares as promptly as possible via the internet, by telephone, or by signing, dating and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign, and reduces the risk that the annual meeting is adjourned because of the lack of a quorum. Voting via the internet or by telephone helps reduce postage and proxy tabulation costs. See the “Voting” section of this proxy statement for a description of voting methods.

Stockholders please note that New York Stock Exchange regulations require you to vote this proxy in order for your shares to be counted. Your broker will not have any discretion to vote your shares on your behalf for these matters without direction from you.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

By order of the board of directors,

Phillip A. Reinsch

Secretary

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

March 15, 2013

CAPSTEAD MORTGAGE CORPORATION

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 24, 2013

This proxy statement, together with the proxy, is solicited by and on behalf of the board of directors of Capstead Mortgage Corporation, a Maryland corporation, for use at the annual meeting of stockholders to be held on April 24, 2013 at 8401 North Central Expressway, Suite 220, Dallas, Texas beginning at 9:00 a.m., Central time. The board is requesting you to allow your shares to be represented and voted at the annual meeting by the proxies named on the proxy card. “We,” “our,” “us,” and “Capstead” each refers to Capstead Mortgage Corporation. A notice regarding the internet availability of this proxy statement and our 2012 annual report will first be mailed to stockholders on or about March 15, 2013. This proxy statement will be available on our website at that time. See the “Notice of Electronic Availability of Proxy Materials” section of this proxy statement for more information.

At the annual meeting, action will be taken to elect eight directors to hold office until the next annual meeting and until their successors are elected and qualified; to hold advisory votes on executive compensation; and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. In the discretion of the proxy holders, proxies may be voted on any other business that may properly come before the annual meeting or any adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and
•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date such statements are made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board. We will bear the expense of soliciting proxies for the annual meeting, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services.

We intend to request persons holding common shares in their name or custody, or in the name of a nominee, to send a notice of internet availability of proxy materials to their principals and request authority for the execution of the proxies. We will reimburse such persons for their expense in doing so. We will also use the proxy solicitation services of Georgeson Inc. For such services, we will pay a fee that is not expected to exceed $6,500 plus out-of-pocket expenses.

Voting Securities

Our common shares are our only equity securities entitled to general voting rights. Each common share entitles the holder to one vote. As of February 25, 2013, there were 95,533,208 common shares outstanding and entitled to vote for matters coming before the annual meeting. Only stockholders of record at the close of business on February 25, 2013 are entitled to vote at the annual meeting or any adjournment of the meeting.

Voting

If you hold our common shares in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:

•	via the internet by logging on to www.eproxy.com/cmo to gain access to the voting site and to authorize the proxies to vote your shares;

•	by calling our transfer agent Wells Fargo at 1-800-560-1965 and following the prompts; or

•	by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Our counsel has advised us these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The deadline for internet and telephone voting is 12:00 p.m. (noon), Central Time, on April 23, 2013. If you prefer, you may bring your proxy to the annual meeting to vote your shares in person.

If a broker, bank or other nominee holds our common shares on your behalf, the voting instructions above do not apply to you. You will receive voting instructions from them.

Counting of Votes

A quorum will be present at the annual meeting if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be postponed or adjourned until a quorum has been obtained.

The affirmative vote of a majority of all the votes cast at the annual meeting is required to elect each nominee to our board (proposal 1), to approve the non-binding resolutions regarding the compensation of our executive officers (proposals 2a and 2b), and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (proposal 3). Unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of all the votes cast is also required to approve any other the matter brought to a vote at the meeting.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to any non-routine matter, including the election of directors (proposal 1) or any compensation-related proposals (proposals 2a or 2b), unless the brokers have received instructions from the beneficial owners of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted in these matters.

Brokers may vote at their discretion on all routine matters (i.e. the ratification of the appointment of our independent registered public accounting firm). Broker non-votes occur when a broker, bank or other nominee holding common shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as common shares present and voting for quorum purposes and votes not cast in any non-routine matter, including proposals 1 and 2.

Abstentions, broker non-votes and withheld votes will have no effect on the outcome of the votes on proposals 1 through 3, assuming that a quorum is obtained.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted as recommended by our board.

Right to Revoke Proxy

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information. If you hold our common shares in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	by notifying our secretary in writing of your revocation before your shares have been voted;

•	by signing, dating and mailing a new proxy card to Wells Fargo;

•	by calling Wells Fargo at 1-800-560-1965 and following the prompts;

•	via the internet by logging on to www.eproxy.com/cmo and following the prompts; or

•	by attending the annual meeting with your proxy and voting your shares in person.

If our common shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive information on revoking your proxy.

Notice of Electronic Availability of Proxy Materials

On or about March 15, 2013, we mailed our stockholders a notice with instructions on accessing these materials and voting online as permitted by the Securities and Exchange Commission (“SEC”). If you received a notice, you will not receive a hard copy of the proxy materials unless you request them. If you would like to receive a hard copy of our proxy materials, follow the instructions on the notice.

Multiple Stockholders Sharing the Same Address

SEC rules and Maryland corporate law allow for householding, which is the delivery of a single copy of an annual report and proxy statement, or notice of electronic availability, to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate mailings are eliminated by allowing stockholders to consent to such elimination or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold our common shares in your own name as a holder of record, householding will not apply to you.

Extra copies of our annual report and proxy statement may be obtained free of charge by sending a request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas, 75225-4404. You can also obtain copies on our website at www.capstead.com or by calling us toll-free at (800) 358-2323, extension 2339.

Voting Results

Voting results will be announced at the annual meeting and a detail of the voting results will be published in Form 8-K filed with the SEC within four business days of the annual meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

One of the purposes of the annual meeting is to elect eight directors to hold office until the next annual meeting and until their successors have been elected and qualified. In order to understand each nominee’s qualifications to serve as a director, it is important to first review our investment strategy:

“We operate as a self-managed real estate investment trust (“REIT”) for federal income tax purposes and earn income from investing in a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of adjustable-rate mortgage securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.”

Set forth below for each director nominee is the name, age, principal occupation, the date elected to our board, board committee memberships held, the number of common shares beneficially held, directorships held with other public companies and certain other biographical information necessary to provide you with a more complete understanding of the experiences, qualifications, attributes or skills of the nominees.

Also provided below is a brief discussion of our considerations for recommending each of the nominees for director. For discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event we do not presently expect, the proxy will be voted for a replacement nominee if our board designates one.

Our board of directors is currently comprised of nine members, two of whom were appointed to our board in 2012 after the annual meeting. Our outside legal counsel recommended Ms. Michelle P. Goolsby to fill one of two vacancies created by the increase in board size from seven to nine members during the year, and one of our non-management board members recommended Mr. Jack Bernard to fill the other vacancy. Our governance & nomination committee reviewed the qualifications, conflicts of interest and ability to act on behalf of the stockholders for each of Ms. Goolsby and Mr. Bernard and has nominated each of them to serve on our board of directors. Mr. Paul M. Low is not standing for re-election at the annual meeting; however, he will continue to serve on our board until that time. Our board does not currently plan to fill this vacancy and will reassign his committee seat at the board meeting following the annual meeting of stockholders. Effective with our annual meeting of stockholders our number of directors will be reduced to eight.

The board recommends a vote FOR all nominees.

Nominees for Director

JACK BERNARD* Executive Director, Renewable Funding, LLC Director since September 2012 Common shares beneficially owned: 2,000 Age 58

Mr. Bernard is an executive director and member of the board of Renewable Funding LLC, a private company focused on the development of innovative finance and technology solutions to clean energy, since 2008. From 2005 to 2007 Mr. Bernard was managing director of OceanTomo responsible for an intellectual property fund and from 2003 to 2004 was managing director for Coastal Capital responsible for an intellectual property sale/leaseback fund. From 1993 to 2002 Mr. Bernard held senior roles at Dresdner RCM Capital Management including managing mortgage, asset-backed and corporate investments held in domestic institutional portfolios, managing a closed end fixed-income fund (NYSE: RCS), and other global credit investment responsibilities. Mr. Bernard worked at Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1984 to 1993 in the mortgage securities trading division with responsibilities for originating, trading and hedging collateralized mortgage obligations, as well as managing a proprietary position in mortgage derivatives.

Consideration for Recommendation: Mr. Bernard has extensive experience in capital markets and investment management activities having managed and traded mortgage securities and other fixed-income positions for major investment banking firms and he continues to be involved in these markets and various real estate-related activities on a personal and professional basis.

JACK BIEGLER* Private Investments Chairman of the Board Chairman: Executive Committee Member: Audit and Compensation Committees Director since June 2005 Common shares beneficially owned: 45,500 Age 69

Mr. Biegler has served as our chairman of the board since April 2009. Mr. Biegler served as president of Ellison Management LLC from 1996 until his retirement in 2009. From 1980 until its sale in 1996, Mr. Biegler served as chief financial officer (“CFO”) of Ray Ellison Industries, which was involved in the development and construction of single-family homes in San Antonio, Texas.

Consideration for Recommendation: Mr. Biegler worked as a CFO in the single-family homebuilding business for a significant portion of his career and he continues to be involved in various real estate-related activities on a personal basis. Recognizing the depth of his accounting, financial and real estate-related experience, Mr. Biegler serves as our chairman of the board, chairman of the executive committee and as a member of the audit and compensation committees.

Nominees for Director

MICHELLE P. GOOLSBY* Partner, Greenmont Capital Partners II Member: Governance & Nomination Committee Director since June 2012 Common shares beneficially owned: 3,000 Age 55

Ms. Goolsby has been a partner and investment committee member for Greenmont Capital Partners II, a private equity firm, since 2008. From 1998 to 2008 Ms. Goolsby served as executive vice president of Dean Foods Company where she was responsible for corporate development, legal, corporate governance, ethics and compliance, government relations and corporate affairs. Prior to 1998 Ms. Goolsby provided legal representation for public and privately-held entities, including real estate investment trusts, in connection with securities offerings, financings, mergers, acquisitions and divestitures. Ms. Goolsby serves as a director of WhiteWave Foods Company (NYSE: WWAV), a consumer packaged food and beverage company, and SACHEM, Inc., a privately-held chemical science company.

Consideration for Recommendation: Ms. Goolsby brings a diverse background of executive leadership experience, and has worked extensively with boards on matters including risk management and corporate governance. In addition, she has significant experience in corporate financings and other capital markets transactions, including transactions on behalf of public and privately-held real estate entities.

ANDREW F. JACOBS President and Chief Executive Officer Member: Executive Committee Director since July 2003 Common shares beneficially owned: 551,768 Age 53

Mr. Jacobs has served as our president and chief executive officer (“CEO”) since 2003 and served in various other executive positions with us since 1988. Mr. Jacobs is a member of the Executive Board of the National Association of Real Estate Investment Trusts (“NAREIT”) and previously served as founding chairman of NAREIT’s Council of Mortgage REITs. Mr. Jacobs is a member of the Executive Committee of the Chancellor’s Council of the University of Texas System and the Executive Council of the Real Estate Finance and Investment Center and the Department of Accounting Advisory Council at the University of Texas at Austin. Mr. Jacobs is a certified public accountant and holds a Certificate of Director Education from the National Association of Corporate Directors (“NACD”).

Consideration for Recommendation: Mr. Jacobs has served in an executive capacity for us since 1988. Recognizing the depth of his experience in the mortgage REIT industry over an extended period of time, Mr. Jacobs serves as our president and CEO and as a member of the executive committee.

Nominees for Director

GARY KEISER* Private Investments Chairman: Audit Committee Member: Compensation Committee Director since January 2004 Common shares beneficially owned: 45,323 Age 69	Mr. Keiser served as an audit partner at Ernst & Young LLP from 1980 until his retirement in 2000. Mr. Keiser began his career with Ernst & Young LLP in 1967.

Consideration for Recommendation: Mr. Keiser worked in the public accounting profession for his entire career, focusing a significant amount of his time on real estate and real estate finance clients. Recognizing the depth of his accounting, mortgage banking and real estate experience, Mr. Keiser serves as the chairman of our audit committee and as a member of our compensation committee.

CHRISTOPHER W. MAHOWALD* Managing Partner, RSF Partners Member: Governance & Nomination Committee Director since June 2005 Common shares beneficially owned: 115,659 Age 51

Mr. Mahowald is the managing partner of RSF Partners, a series of real estate private equity funds. Prior to forming RSF in 1997, Mr. Mahowald was a partner with the Robert M. Bass Group where he was a founding principal in several real estate-related private equity funds, including the Brazos Fund, the Lone Star Opportunity Fund and Colony Capital. Prior to joining the Bass Group he was a principal for the Trammell Crow Company. Mr. Mahowald serves on the board of American Security Products, a private firm. Mr. Mahowald previously served on the boards of two publicly traded real estate finance companies, IMPAC Commercial Holdings and Omega Healthcare (NYSE: OHI).

Consideration for Recommendation: Mr. Mahowald has worked in or managed a number of different real estate finance and equity funds over his career. Recognizing the depth of this experience, Mr. Mahowald serves as a member of the governance & nomination committee.

Nominees for Director

MICHAEL G. O’NEIL* Private Investments Chairman: Governance & Nomination Committee Member: Audit and Executive Committees Director since April 2000 Common shares beneficially owned: 61,329 Age 70

Until retiring in 2001, Mr. O’Neil was a director in the investment banking division of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, where he had been employed since 1972. In 2009, Mr. O’Neil retired from the board of directors at Massively Parallel Technologies, Inc., a private software technology company specializing in high-speed computing, though he continues to serve on their advisory board. He also served as a director for MobilePro Corp. from 2004 to 2008, a then publicly traded company.

Consideration for Recommendation: Mr. O’Neil worked for a major investment banking firm his entire career, focusing on debt and equity transactions involving U.S. and foreign corporations and U.S. Treasury and mortgage-related securities and various real estate-related entities. He represented his firm as lead underwriter for our initial public offering in 1985. Recognizing the depth of his capital markets experience, and knowledge of a broad spectrum of security types, Mr. O’Neil serves as the chairman of our governance & nomination committee and as a member of the audit and executive committees.

MARK S. WHITING* Chairman and Chief Executive Officer, Drawbridge Realty Trust, LLC Chairman: Compensation Committee Director since April 2000 Common shares beneficially owned: 50,800 Age 56

Mr. Whiting has served as Chairman and CEO of Drawbridge Realty Trust, LLC, a private commercial property investment firm based in San Francisco, California since its formation in January 2012. Prior to that Mr. Whiting was the managing partner of Drawbridge Partners, LLC, the predecessor company, since 1998. Mr. Whiting served as CEO and director of TriNet Corporate Realty Trust, Inc., a NYSE-listed commercial property REIT, from 1996 through 1998 and served as president, chief operating officer and director of TriNet from 1993 to 1996. Mr. Whiting currently serves on the board of The Marcus & Millichap Company, a private real estate investment brokerage firm. Mr. Whiting is a member of the Stanford University Real Estate Council and the board of trustees of the Cate School and previously served as a member of the Stanford University Athletic Board.

Consideration for Recommendation: Mr. Whiting served as the CEO of a publicly traded REIT and continues to be involved in various real estate-related activities on a personal basis. Recognizing the depth of his real estate-related experience and having served as a CEO of a public company, Mr. Whiting serves as the chairman of our compensation committee.

*

Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Our business and affairs are managed under the direction of our board. Members of our board are kept informed of our business through discussions with our chairman, CEO and other executive officers, by reviewing materials provided to them, and by participating in meetings of our board and its committees.

During the year ended December 31, 2012, our board held four regular meetings and nine special meetings. In accordance with our Board of Directors’ Guidelines, directors are expected to attend all meetings of our board and meetings of committees on which they serve. Each director standing for election attended more than 75 percent of the meetings of our board and committees on which he or she served that were held during the period for which such person was a director.

Attendance at Annual Meeting

In keeping with our Board of Directors’ Guidelines, directors are expected to attend our annual meeting in person. All of our sitting directors were in attendance at the 2012 annual meeting on April 25, 2012.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our board affirmatively determine that each of our directors has no material relationship with us that would impair independence. To assist in ascertaining the independence of our directors, each director completed a qualification questionnaire in December 2012. They were also asked to affirm compliance with all of the independence standards set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Further, directors were asked to verify their interest in serving on our board in 2013 and their availability and capability to serve, as well as confirm they meet additional qualifications required for continued service as outlined in our Board of Directors’ Guidelines.

After receipt of all completed qualification questionnaires, our governance & nomination committee members were given a copy of each questionnaire, along with information regarding each director’s ownership in our equity securities. The committee briefed our board on the results of their review, noting that the son of one of our directors went to work for our independent accounting firm in a nonpartner position, and in a different city, during 2012 with no involvement with our audit. At the conclusion of this process, our board affirmatively determined no director, with the exception of Mr. Jacobs who is our CEO, has a material relationship with us that would impair his or her independence, and each director meets all of the independence requirements set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Therefore, our board is comprised of a majority of independent directors, as required in Section 303A.01 “Independent Directors” of the NYSE Listed Company Manual.

Our Board of Directors’ Guidelines are found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Governance Documents.” Any reference to an independent director herein infers compliance with the NYSE independence tests and our Board of Directors’ Guidelines.

Charitable Contributions

At no time during the preceding three years have we made a contribution to a charitable organization where one of our independent directors served as an executive officer.

Board Member Compensation

Compensation of our independent directors for the fiscal year ended December 31, 2012 is outlined in the following table.

Director Compensation*

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Jack Bernard	20,000	28,780	-	-	48,780
Jack Biegler	69,000	53,840	-	-	122,840
Michelle Goolsby	31,000	42,060	-	-	73,060
Gary Keiser	63,000	53,840	-	-	116,840
Paul M. Low	42,000	53,840	-	-	95,840
Christopher W. Mahowald	57,000	53,840	-	-	110,840
Michael G. O’Neil	58,000	53,840	-	-	111,840
Mark S. Whiting	53,000	53,840	-	-	106,840

*	Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(a)

Amount represents the aggregate grant date fair value of stock awards based on the closing market price of our common shares on the date of grant, which is recognized as expense on a straightline basis over the related requisite service period. As of December 31, 2012, our directors each held 4,000 unvested stock awards other than Mr. Bernard and Ms. Goolsby, who were appointed to our board during 2012, who held 2,000 and 3,000 unvested stock awards, respectively.

(b)

As of December 31, 2012, our directors held exercisable option awards aggregating: 10,000 shares for Mr. Keiser; and 15,000 shares each for Messrs. Biegler, Low, Mahowald, O’Neil and Whiting. No option awards were granted during the three years ending December 31, 2012.

(c)

Excluded from this tabulation are dividends paid on unvested stock awards of $5,960 to each of directors for the 2012 fiscal year, other than Mr. Bernard and Ms. Goolsby, who received $1,320 and $3,180, respectively. These dividends are excluded because stock awards are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which price factors in market expectations for future dividends in its valuation.

Narrative Disclosure to Director Compensation Table

Our independent directors receive base compensation for their representation on our board at an annualized rate of $40,000 and an annual stock award of 4,000 shares of common stock. The 2012 stock awards will vest in full on April 15, 2013. The chairman of the board receives an additional $20,000 annually, the chair of our audit committee receives an additional $15,000 annually, and the chairs of our compensation and governance & nomination committees each receive an additional $10,000 annually. In 2012, Mr. Mahowald received an additional $15,000 for serving as the chairman of an ad hoc director search committee. Committee members receive $1,000 per committee meeting attended. All of our directors receive reimbursement for travel costs and expenses. Employee directors do not receive compensation for serving on our board.

The board believes a meaningful portion of our independent directors’ total compensation should be paid in the form of equity awards in order to better align these directors’ long-term interests to those of our stockholders. Equity awards granted may include (i) stock awards, (ii) option awards or (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan.

Stock awards granted to our independent directors provide for vesting in equal annual installments over a requisite service period established by our board, typically one year (or less in the case of directors appointed to the board after an annual stockholder meeting). Directors are considered owners of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting. Dividends or other distributions on these shares shall not exceed those available to our common stockholders. Unvested shares cannot be sold, transferred or otherwise disposed of for any purpose other than to us. Unvested shares will revert to us in the event a director leaves us for any reason, including termination of directorship by reason of voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of Capstead, or death of the grantee, in which case all outstanding unvested shares will automatically vest in full.

Option awards granted to our independent directors provide for vesting in equal annual installments over the requisite service period established by our board, typically one year, and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of directorship by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of directorship for cause. No option awards will vest after the optionee’s termination of directorship for any reason, including voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company, or death of the grantee, in which case all outstanding unvested options will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting. No option awards were granted to directors during the three years ended December 31, 2012.

Leadership Structure

Our board currently separates the roles of chairman and CEO, with the chairmanship held by an independent director. Our board believes the separation of roles, while not required, enhances the board’s oversight of and independence from management, as well as the ability of the board to carry out its roles and responsibilities on behalf of stockholders. This leadership structure also allows our CEO to focus more of his time and energy on operations while providing him more of an opportunity to learn from the experience and perspectives of our chairman and other independent directors.

Our chairman, together with our CEO and with input from our other directors, oversees the development of board and board committee calendars and meeting agendas, leads the discussion at board meetings, and acts as the primary liaison between our CEO and board. Our chairman is also available to speak on behalf of our board under certain circumstances and performs other functions and responsibilities as required under our Board of Directors’ Guidelines or as directed by the board from time to time.

Our Board’s Role in Risk Oversight

Our board recognizes how critical effective risk oversight is in our success and believes that its current leadership structure and operating style, with a board composed of primarily independent directors, its chairmanship separated from our CEO, and experienced executive officers who participate regularly in board and audit committee meetings, enhances risk oversight. Enterprise risks are identified and prioritized by management and reported to our full board on a quarterly basis or as otherwise appropriate, while compliance and financial risks are overseen by our audit committee. Our compensation committee considers enterprise risks within the design of our compensation programs to ensure these programs do not encourage excessive risk taking. Our chairman and other independent directors, themselves all experienced business professionals, are active in raising enterprise risk issues for board consideration and challenging management to address their concerns and see their perspective on these issues.

Stock Ownership and Pledging Guidelines

In 2010, our board adopted a standard for ownership of our common stock by our executive officers and directors for purposes of improving the alignment of interests of these individuals and those of our stockholders. Each of our directors is expected to own shares of our common stock equal to three times the annual cash retainer. In early 2013 this standard was amended to limit the pledging of our stock held by our executive officers and directors. For purposes of measuring our stock ownership guidelines, any shares pledged shall be excluded from each executive officer’s or director’s ownership. For a discussion of ownership standards for our executive officers and our new pledging standard, see “Analysis and Setting of Executive Compensation” section of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement.

Hedging Transaction Policy

In 2010 our board adopted a policy which prohibits our employees and directors from entering into transactions to hedge or offset any change in the market value of our common stock.

Board Committees and Meetings

The current standing committees of our board are listed in the table below. Each of these committees has a written charter approved by our board. A copy of the charters can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Committee Charters.” The members of these committees and the number of meetings held during 2012 are identified in the table below, and a description of the principal responsibilities of each committee follows.

	Audit	Compensation	Executive	Governance & Nomination
Jack Biegler	X	X	Chair
Michelle P. Goolsby				X
Gary Keiser	Chair	X
Paul M. Low				X
Christopher W. Mahowald				X
Michael G. O’Neil	X		X	Chair
Mark S. Whiting		Chair
Number of Meetings	5	3	1	2

Our audit committee is comprised of three independent directors. This committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; and it provides assistance to our board in fulfilling their oversight responsibilities to our stockholders, potential stockholders and the investment community relating to:

•	The integrity of our financial statements and financial reporting process, including our systems of internal accounting and financial control and disclosure controls and procedures;

•	Our independent registered public accounting firm’s qualifications and independence;

•	Our compliance with legal and regulatory requirements; and

•	The performance of our internal audit function (outsourced to a third party service provider) and our independent registered public accounting firm.

Our board has determined that Messrs. Biegler, Keiser and O’Neil are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. All members of our audit committee meet our Board of Directors’ Guidelines for independence of audit committee members, have financial management experience and are financially literate as required by the NYSE Listed Company Manual. Our audit committee charter limits the number of audit committees on which committee members may serve to no more than two other public companies, unless our board determines such simultaneous service would not impair the ability of such member to effectively serve. No member of our audit committee currently serves on the audit committee of another public company.

Our compensation committee is comprised of three independent directors. Our board has determined that Messrs. Biegler, Keiser and Whiting are independent in accordance with NYSE listing standards and Item 407(a) of the SEC Regulation S-K. All of our compensation programs are administered under the direction of this committee. This committee is responsible for overseeing our compensation programs including:

•	Reviewing and approving corporate goals and objectives relevant to our CEO’s compensation;

•	Evaluating our CEO’s performance in light of those goals and approving compensation consistent with such performance;

•	Approving base salaries, annual incentives and other programs and benefits for our executive officers other than our CEO;

•	Approving compensation programs and benefits for our other employees;

•	Reviewing and coordinating succession plans for our CEO and executive officers;

•	Reviewing and assessing the potential risks associated with our compensation programs;

•

Reviewing and discussing the CD&A with our executive officers, legal counsel and the committee’s compensation consultant, and recommending to our board the CD&A’s inclusion in our proxy statement and annual report on Form 10-K;

•	Reviewing and considering the results of non-binding advisory votes on executive compensation submitted to stockholders pursuant to Section 14A of the Securities Exchange Act; and

•	Reviewing and considering other regulatory matters related to executive compensation.

Because our CEO determines the responsibilities of each of our executive officers and observes how these responsibilities are carried out throughout the year, the committee considers him to be in the best position to review their performance and make recommendations to the committee regarding all components of compensation for our executive officers, including his own. In its role as overseer of our compensation programs, the committee may exercise its discretion in modifying any of the CEO’s recommendations and is responsible for ultimately approving all compensation arrangements for our executive officers.

The executive committee is comprised of three directors. During intervals between meetings of our board, this committee has all of the powers and authority of our board in managing our business and affairs, except those powers that by law cannot be delegated by our board.

The governance & nomination committee is comprised of four independent directors. This committee is responsible for:

•	Recommending nominees to our board for the next annual meeting of stockholders;

•	Overseeing the evaluation of the performance of our board and executive officers from a corporate governance perspective;

•	Identifying qualified individuals to serve on our board consistent with criteria approved by our board; and

•	Developing, recommending to our board, and maintaining our governance policies and guidelines.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2012, Messrs. Biegler, Keiser and Whiting served on our compensation committee. No member of this committee was at any time during 2012 or at any other time an officer or employee of ours, and no member had any relationship with us requiring disclosure as a related person transaction in the “Related Person Transactions” section of this proxy statement. None of our executive officers has served on the board or compensation committee of any other entity that has or had one or more executive officers who served as a member of our board or compensation committee during 2012.

Meetings of Non-Management Directors

Non-management directors regularly meet without management in connection with our quarterly board meetings. Accordingly, such directors met four times in 2012. At these meetings, the non-management directors reviewed strategic issues for consideration by our board, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined that our chairman of the board, Mr. Biegler, will preside at such meetings. The chairman is generally responsible for advising our CEO of decisions reached and suggestions made at these sessions. Stockholders and interested parties may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Interested Party and Stockholder Communication with our Board” section of this proxy statement. If non-management directors include a director who is not an independent director, our Board of Directors’ Guidelines requires that at least one of the scheduled executive sessions include only independent directors. Presently, all of our non-management directors are independent.

OUR CORPORATE GOVERNANCE PRINCIPLES

Our policies and practices reflect corporate governance initiatives that are compliant with the NYSE listing standards and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Directors’ Guidelines, charters for board committees, our Code of Business Conduct and Ethics (applicable to all of our employees, officers and directors) and our Financial Code of Professional Conduct. The corporate governance section can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Governance Documents.”

Each of our directors should, to the best of his or her ability, perform in good faith the duties of a director and/or a committee member in a manner he or she believes to be in our best interests with the care an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend, in person or by telephone, all meetings of our board and committees on which they serve, as well as attend in person our annual meeting of stockholders.

Considerations for Nomination

Our governance & nomination committee considers and makes recommendations to our board concerning candidates for election and the appropriate size of our board. In considering incumbent directors, the committee reviews the directors’ overall service during their terms, including the number of meetings attended, level of participation and quality of performance. Other considerations include the directors’ level of ownership of our equity securities and, when applicable, the nature of and time involved in the directors’ service on other boards. The committee reviews the completed qualification questionnaires submitted by incumbent directors (as previously described in the “Board Member Independence” section of this proxy statement) prior to making its recommendation to our board regarding the slate of directors for election at the following year’s annual meeting of stockholders.

In considering candidates to fill new positions created by expansion and/or vacancies that occur because of resignation, retirement or any other reason, the committee uses its and management’s network of contacts to compile a list of potential candidates. The committee may also engage, if it deems appropriate, a professional search firm. Candidates are selected on the basis of talent and experience relevant to our business without regard to race, religion, gender or national origin as described in our Board of Directors’ Guidelines. Accordingly, our board does not consider diversity in identifying nominees for director in the sense that it is agnostic as to a potential nominee’s characteristics in this regard and does not have any diversity goals or guidelines relative to the overall make-up of our board. Candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility. Each candidate should also have a genuine interest in Capstead, recognize that he or she is accountable to our stockholders (not to interest groups) and have a background that demonstrates an understanding of business and financial affairs and the complexities of a large business organization.

No person shall be eligible to serve as a director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust. The committee will consider candidates recommended by stockholders provided stockholders follow the procedures set forth in the “Stockholder Procedures for Director Candidate Recommendations” section of this proxy statement. The committee evaluates a candidate using the criteria set forth above regardless of who nominated the candidate.

Service on Other Boards

Our Board Of Directors’ Guidelines prohibit our directors from serving on more than four boards of other public companies and recommends its audit committee members serve on the audit committee of no more than two other public companies. In addition, our CEO’s service is limited to two other public company boards. With the exception of Ms. Goolsby, none of our directors presently serve on other public company boards.

Mandatory Resignation

Our Board of Directors’ Guidelines require a director to promptly submit a letter of resignation to our governance & nomination committee if the director (i) changes substantially his or her principal occupation or business association for any reason other than retirement or retirement planning, (ii) declares or is otherwise involved in a personal bankruptcy or the bankruptcy of a business in which he or she is a principal, or (iii) is named as a party in a material legal proceeding, becomes the target of a material state or federal investigation, or receives a request of a material nature for the production of records or testimony from any state or federal agency. The committee will in turn consider the resignation and make its recommendation to our board on whether to accept or reject the resignation. The board, in its sole judgment, shall then decide whether such event requires the board to accept such resignation in the best interests of the company and its stockholders.

In November 2012 our board modified our Bylaws to adopt a majority vote standard in any election of directors which is not a contested election. A nominee for director in an uncontested election shall be elected to our board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election provided that in the case of a contested election, directors shall be elected by a plurality of the votes cast. Concurrent with adoption of the majority vote standard in uncontested elections, our board modified our Board of Directors’ Guidelines to require an incumbent director who does not receive a majority of the votes cast and therefore is not re-elected, to promptly submit a letter of resignation to our governance & nomination committee. The committee will in turn consider the resignation and make its recommendation to our board on whether to accept or reject the resignation. Our board, excluding the resigning director, will make a decision regarding the resignation within 90 days after the date on which the certification of the stockholder vote on the election of directors is made, and our Board will publicly disclose its decision and related rationale. If a decision is made to accept the resignation, the director’s resignation shall be effective immediately.

A director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust shall resign effective immediately. An employee director must resign from our board, unless a majority of our board determines otherwise, once he or she ceases to be employed by us whether due to retirement or otherwise.

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Director Candidate Recommendations

Our governance & nomination committee will consider written director candidate recommendations made by stockholders to our secretary at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404. Electronic or facsimile submissions will not be accepted. For the committee to consider a candidate, submissions must include sufficient information concerning the recommended individual including biographical data such as age; employment history; a description of all businesses that employ or employed the candidate, including the name and phone number of the businesses; a list of board memberships the candidate holds, if any; and additional information that would provide a more complete understanding of the experiences, qualifications, attributes or skills of each director nominee in light of Capstead’s business and structure. In addition, the candidate should affirm he or she can read and understand basic financial statements and consent to stand for election, if nominated by our board, and serve, if elected by our stockholders.

Once a fully complete recommendation is received by the committee, the candidate will be sent a questionnaire that requests additional information regarding independence, qualifications and other information to assist the committee in evaluating him or her, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Further, the questionnaire provides that the individual must grant consent to us to conduct a confidential background search of the individual to the extent allowable under federal, state and local legislation. The recommended candidate must return the questionnaire within the time frame as outlined in the following sentence to be considered for nomination by the committee. Recommendations for which we have received completed questionnaires by November 15, 2013 will be considered for candidacy for the 2014 annual meeting of stockholders. Completed questionnaires received after November 15, 2013 will be considered for candidacy for the 2015 annual meeting, if not earlier withdrawn.

Interested Party and Stockholder Communication with our Board

Interested parties and stockholders who wish to contact any of our directors either individually or as a group may do so by calling toll-free (800) 358-2323, by writing to them care of Capstead Mortgage Corporation, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 or via e-mail at directors@capstead.com. Interested party and stockholder calls, letters and e-mails are screened by our employees based on criteria established and maintained by our governance & nomination committee, which includes filtering out improper or irrelevant communications such as solicitations, advertisements, spam, surveys, junk mail, mass mailings, resumes and other forms of job inquiries.

Director Orientation and Continuing Education

Our board and executive officers conduct a comprehensive orientation through a review of background material and meetings with our executive officers to familiarize new directors with our vision, strategic direction, core values, ethics, financial matters, corporate governance practices and other key policies and practices. Our board recognizes the importance of continuing education for our directors and is committed to providing such education to improve the performance of our board and its committees. Our executive officers assist in identifying and advising our directors about opportunities for continuing education including conferences provided by independent third parties. Mr. Keiser attended Harvard Business School’s Audit Committee in a New Era of Governance program in July 2012. In connection with maintaining his license as a certified public accountant, Mr. Jacobs is required to earn at least 120 continuing education credit hours over each three-year period.

Annual Board Evaluation and Individual Director Self-Evaluations

Section 303A.09 “Corporate Governance Guidelines” of the NYSE Listed Company Manual requires listed company boards to conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. At least once a year we provide each of our directors a self-evaluation questionnaire regarding the performance of our board and one for each of our committees on which he or she serves. The completed committee questionnaires are given to the respective committee chair to review and discuss during the next scheduled committee meeting. The director who presides at our non-management director meetings receives the board self-evaluation questionnaires to review and discuss with directors at our annual board meeting.

EXECUTIVE OFFICERS

The following table shows the names and ages of our executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title

Andrew F. Jacobs	53	President and Chief Executive Officer

Phillip A. Reinsch	52	Executive Vice President, Chief Financial Officer and Secretary

Robert R. Spears, Jr.	51	Executive Vice President – Director of Residential Mortgage Investments

Michael W. Brown	46	Senior Vice President – Asset and Liability Management and Treasurer

For a description of Mr. Jacobs’ business experience, see the “Election of Directors” section of this proxy statement.

Mr. Reinsch has served as our executive vice president, CFO and secretary since 2006. Prior thereto, Mr. Reinsch served as our senior vice president, CFO and secretary from 2003 to 2006 and has served in various other executive positions with us since 1993. Mr. Reinsch was employed by Ernst & Young LLP from 1984 to 1993, last serving as an audit senior manager. Mr. Reinsch is a certified public accountant.

Mr. Spears has served as our executive vice president – director of residential mortgage investments since 2006. Prior thereto, Mr. Spears had served as our senior vice president – asset and liability management since 1999. From 1994 to 1999, he served as our vice president – asset and liability management. Mr. Spears was employed by NationsBanc Mortgage Corporation from 1990 to 1994, last serving as vice president – secondary marketing manager.

Mr. Brown has served as our senior vice president – asset and liability management and treasurer since 2006. Prior thereto, Mr. Brown had served as our vice president – asset and liability management and treasurer since 1999. Mr. Brown has been associated with us since 1994.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The compensation committee of our board has responsibility for establishing, implementing and monitoring adherence to our compensation programs and practices. Our compensation philosophy is to provide competitive, performance-based compensation programs to attract, motivate and retain employees vital to our financial success and the creation of stockholder value. In 2011 our stockholders voted in favor of holding an annual advisory vote to approve our executive compensation. As a result, we will hold such votes annually and will consider voting results when making future decisions on executive compensation. In 2012, over 95% of the votes cast voted to approve our overall executive compensation philosophy and the compensation paid or awarded our executive officers in 2011 and we considered that support when making executive compensation decisions in 2012.

We believe financial success is best measured by our operating performance and have incorporated a pay-for-performance philosophy into the design of our compensation programs by linking almost all compensation elements directly to our operating performance. With respect to the creation of stockholder value, we believe that our executive officers should hold a meaningful stake in Capstead and accordingly, a significant portion of compensation paid to our executive officers is in the form of shares of common stock, which together with share ownership requirements, provides a significant alignment of interest with our stockholders.

The primary elements of our compensation programs are base compensation, annual incentives, long-term equity-based awards and to a lesser extent, other benefits or agreements. In all, 71% of 2012 executive compensation as measured for proxy statement purposes, was performance-based. Approximately 33% of our executive officers’ 2012 base compensation was linked directly to our payment of common dividends through the use of dividend equivalent rights, which are a form of phantom stock that entitles the holders to quarterly payments mirroring our per share common stock dividend payments. The amount available for bonus payments to our executive officers from our annual incentive program is dependent upon our annual operating performance exceeding a minimum performance threshold. While the annual incentive program is formula based, the formula is intended to serve only as a guideline with the committee retaining complete discretion to act in the best interest of stockholders. Finally, 100% of long-term equity-based stock awarded to our executive officers since 2008 has been performance-based, whereby vesting of the awards is dependent upon cumulative three-year operating results exceeding minimum performance thresholds. Failure to achieve the minimum performance thresholds will result in the deferral and possibly the forfeiture of the related performance shares, including the right to receive deferred dividends. The following graph demonstrates the significance of the performance-based elements of compensation paid or awarded to our executive officers over the prior three years:

The committee again commissioned a comprehensive study of our executive compensation programs and practices relative to our peers. The 2012 study was prepared by the committee’s independent advisor and focused on 2011 compensation information presented in a selected peer group’s SEC filings. The 2012 study illustrated that when our operating performance was compared to the selected peer groups, Capstead performed well. In its meetings in July and December 2012, the committee considered the performance of our executive officers, individually and as a group, the results of the 2012 study, and our operating results for 2012, and took the following actions:

(i)

In July 2012, the committee approved the issuance of an additional 72,000 dividend equivalent rights to our executive officers. This issuance of dividend equivalent rights was in lieu of an increase in base salaries and was intended to increase overall executive officers base compensation by 4%.

(ii)

Due to the 14% decline in our 2012 operating performance, the amount available for bonus payments from the annual incentive program declined 28% in 2012 to $4.1 million. In December 2012, the committee awarded the full amount of the annual incentive pool to all of our employees, of which $3.5 million was paid to our executive officers. The committee again exercised its discretion and paid 50% of the amount awarded to our executive officers in cash and 50% in fully vested shares of our common stock.

(iii)

Also in December 2012, the committee awarded 145,399 shares of performance-based stock to all of our employees, of which 108,253 shares valued at approximately $1.3 million was awarded to our executive officers. Vesting provisions on these performance-based stock awards have multi-year minimum performance thresholds similar to prior year awards and will accrue dividends equal to the actual per share dividends declared during the period. The payment of such dividends will only be made if the stock awards vest.

The following table demonstrates the strong pay-for-performance alignment of our compensation programs:

	2012	2011	Percent Change	2011	2010	Percent Change

Net income	$163,626	$160,204	2.1%	$160,204	$126,896	26.2%
Net income per diluted common share	1.50	1.75	-14.3%	1.75	1.52	15.1%
Executive officer compensation per summary compensation table	7,941	9,245	-14.1%	9,245	8,257	12.0%

As reflected above, our 2012 net income per diluted common share was lower by 14% from the prior year, reflecting the current low interest rate environment, and the aggregate compensation paid or awarded to our executive officers was also lower by 14%. Similarly, in 2011 our net income per diluted common share was higher by 15% from 2010, while the aggregate compensation paid or awarded to our executive officers was higher by 12%. You can find more complete information about all elements of compensation for our executive officers in the Summary Compensation Table on page 30 of this proxy statement.

Compensation Philosophy

Our compensation philosophy is to provide competitive, performance-based compensation programs to attract, motivate and retain employees vital to our financial success and creation of stockholder value. This pay-for-performance philosophy is the cornerstone of all of our compensation programs. The committee believes that a company’s executive compensation practices are a window through which the outside world, and most importantly our stockholders, sees an organization’s priorities and core values. The committee recognizes that the creation of stockholder value ultimately rests with our executive officers and the successful execution of our business strategies. The committee also recognizes the complexities of managing a large portfolio of residential mortgage securities, and the challenges in managing such a portfolio which are market driven and heavily influenced by governmental policies. The committee considers these factors within the design of our compensation programs to ensure these programs do not encourage excessive risk taking, and believes that risk is further mitigated by requiring our executive officers to hold a meaningful ownership stake in Capstead. Further, the committee recognizes that compensation decisions are complex and can only be made after careful consideration of (i) our performance measured against our stated business objectives, (ii) each of our executive’s individual performance and contribution toward our business objectives, (iii) the amounts and form of prior compensation to such executive, and (iv) the performance and compensation practices of other companies similar to us.

Our Recent Performance

The following summarizes our recent operating performance. All comparisons are between 2012 and 2011. For further information please see our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our 2012 Annual Report on Form 10-K filed with the SEC on February 25, 2013.

•	Raised $142 million in new common equity capital through September and repurchased $35 million in common shares in November and December under a $100 million common share repurchase authorization,

•	Book value per common share increased $1.06 to $13.58 reflecting higher portfolio pricing levels and $0.14 of accretion from capital raises and share repurchases,

•	Long-term investment capital increased by $204 million to $1.60 billion,

•	Increased portfolio by $1.60 billion to $13.86 billion by year-end with average leverage of 7.94:1 compared to 7.83:1 during the prior year,

•

Net income increased $3.4 million to $164 million reflecting the growth in our portfolio offset by an 18% decline in financing spreads to 138 basis points as coupon interest rates on mortgages underlying the portfolio reset to lower current interest rates and investment premium amortization increased due primarily to moderately higher levels of mortgage prepayments,

•	Net income per diluted common share decreased $0.25 to $1.50, reflecting a 19% increase in average diluted shares outstanding as a result of capital raising activities,

•	Paid common dividends of $1.49 per share,

•

Operating costs as a percentage of average long-term investment capital declined 30 basis points to 0.97% reflecting increases in long-term investment capital and $1.6 million in lower performance-based compensation expenses, and

•	Total return on book value increased to 20.4% from 18.8% the prior year, measured by the aggregate of the change in book value plus common dividends, divided by beginning book value.

Analysis and Setting of Executive Compensation

The committee again commissioned Pay Governance LLC, an independent consulting firm focused on delivering executive compensation advisory services, to perform a comprehensive study of our executive compensation programs and practices, and to advise us on the design, effectiveness and competitiveness of these programs relative to those of our peers. Pay Governance reports directly to the committee and, other than conducting this study and a similar study related to non-employee directors’ remuneration, does not provide us with any other services. After considering these and other factors the committee determined no conflict of interest existed and that Pay Governance was independent.

In beginning its 2012 study, Pay Governance met with us and our CEO to discuss our compensation philosophy, our current compensation programs and the appropriate composition of our peer group. Peer group selection methodologies used by proxy advisory firms to identify companies that were reasonably similar in terms of industry profile, size, and market capitalization were discussed with the committee. While the committee recognizes the challenge for proxy advisory firms to select appropriate peers for the large number of public companies they review, the committee believes that using only a broad industry sector code without delineation of differences in the core business models of the selected peers likely results in inappropriate comparisons and incorrect conclusions. Specifically regarding Capstead, the committee believes that many companies classified within the eight digit Global Industry Classification Standard code for mortgage REITs are not reasonable comparisons due to (i) the different types of real estate debt owned (e.g. residential versus commercial, 1st lien versus 2nd lien, credit-guaranteed versus credit sensitive), and (ii) the amount of leverage employed in their business models.

In contrast, the committee considers only mortgage REITs that invest primarily in residential mortgage securities as true peers. While the size and market capitalization of these peer companies may vary considerably, the business model for each is substantially similar to ours in types and characteristics of assets and targeted leverage levels. We believe we are able to adequately take into account differences in size and market capitalization by considering reported results for each of these companies as a percentage of average long-term investment capital, which generally consists of stockholders’ equity and long-term unsecured borrowings rather than simply comparing results in reported dollar amounts.

An additional factor considered is the difference in operating structures between “internally-managed” companies like Capstead, and “externally-managed” companies, defined as follows:

•

Externally-Managed Peers: Approximately one-third of costs to operate a mortgage REIT are out-of-pocket costs for operating a public company, which include board fees, outside accounting and legal fees, stockholder relations and various other costs (collectively “public company platform costs”). The remaining two-thirds of costs for externally-managed mortgage REITs are paid in the form of “management fees” to the external manager providing personnel, office, systems and other costs necessary for the operation of the public company. The executives and staff are employees of the external manager, thus any compensation-related data for the executive officers disclosed in the annual proxy statement is incomplete because it only represents that portion paid directly by the company and not payments made by the external manager to the same individuals.

•

Internally-Managed Peers: While internally-managed peers and externally-managed peers have similar public company platform costs, the primary difference is that the executives and staff of the internally-managed companies are actually employees of the listed company with “personnel-related costs” presented on the income statement with detailed executive officer compensation information fully disclosed in the annual proxy statement.

While only the internally-managed peers provide executive compensation data in sufficient detail to use in our compensation study, the committee believes that the externally-managed peer companies provide an appropriate “operational benchmark” for comparison purposes because both types of operating structures invest in similar types of assets, thus the appropriate question to be asked is “how much does it cost an externally-managed peer as a percent of average investment capital to deliver the reported financial results compared to us?”

Using this peer selection methodology the committee concluded that it was appropriate to include the companies listed below (collectively the “Agency-REIT Peer Group”) in Pay Governance’s 2012 study of executive compensation:

Externally-Managed Peers (average investment capital*):

•	American Capital Agency Corp. ($4.2 billion);
•	ARMOUR Residential REIT ($413 million);
•	CYS Investments, Inc. ($989 million)**;
•	Hatteras Financial Corp. ($1.9 billion); and
•	Two Harbors Investment Corp. ($909 million).

Internally-Managed Peers (average investment capital*):

•	Annaly Capital Management, Inc. ($14.3 billion);
•	Anworth Mortgage Asset Corporation ($1.0 billion);
•	Dynex Capital, Inc. ($361 million);
•	MFA Financial, Inc. ($2.6 billion); and
•	New York Mortgage Trust, Inc. ($122 million).

*	Average investment capital is for the year ended December 31, 2011.
**

CYS Investments, Inc (“CYS”) internalized management on September 1, 2011. Prior to the internalization CYS was externally-managed with their executive officers employed by the manager’s sub-advisors. Because all compensation related data disclosed in their annual proxy statement represented only amounts paid or accrued from September 1, 2011 through December 31, 2011, CYS was considered as an externally-managed peer in 2011.

In its 2012 study Pay Governance reviewed certain information disclosed in each of the peer companies’ SEC filings. Pay Governance then provided the committee with information for each of the peer companies, including total returns on book value, total stockholder returns, cost structures utilized, general and administrative expenses, and executive compensation arrangements, if available. Also, the CEO provided to Pay Governance and the committee an analysis of (i) our operating performance and our general and administrative expenses as a percentage of average long-term investment capital in comparison to our peers over each of the previous three years, (ii) multi-year tally sheets for our executive officers setting forth each element of compensation paid during the previous three years, (iii) information regarding unvested stock awards, and (iv) the total amount and value of all Capstead common shares held by our executive officers. Based on an analysis of operating performances for each company in the peer group for the one and three year periods ending December 31, 2011, measured by the aggregate of the change in book value and common dividends, divided by beginning book value, Capstead’s operating performance ranked at the 50th and 75th percentiles, respectively, for the peer group.

For purposes of comparisons with the externally-managed peers, Pay Governance compared the ratio of total operating costs to average long-term investment capital to determine the operating efficiency ratio for each of the peer companies. Pay Governance noted that our operating efficiency ratio in 2011 was 1.27% of our average long-term investment capital, compared to 1.92% for externally-managed peers, and 2.70% for internally-managed peers. Only Hatteras Financial Corp. (HTS) at 0.93% and MFA Financial, Inc. (MFA) at 1.20% had a better operating efficiency ratio. In conclusion, the committee believes that because our operating efficiency ratio is better than all but two peers, that amounts paid to our executive officers appears to be in line with, if not lower than, most of our externally-managed peers.

    *   G&A expense ratio is calculated as follows:

–	Sum of public company platform costs and management fees divided by average long-term investment capital for externally-managed peers
–	Sum of public company platform costs and personnel-related costs divided by average long-term investment capital for internally-manager peers

For purposes of comparisons with the internally-managed peers, Pay Governance calculated the ratio of each component of compensation paid to our executive officers to that of the executive officers of the internally-managed peers; each divided by the respective company’s average long-term investment capital. Pay Governance also performed an analysis of the operating performances for the internally-managed peer group for the year ending December 31, 2011, noting that the company’s operating performance ranked at the 80th percentile. In their compensation analysis, Pay Governance noted the ratio of compensation paid to our executive officers compared to that of the executive officers of the internally-managed peers ranked at the 40th percentile for the corresponding period. The committee recognizes that compensation paid to our executive officers may be at the lower end of the internally-managed peer group, but maintains that all things considered, the overall amount paid to our executive officers in 2011 was reasonable and appropriate.

*	Return on book value is calculated as the change in book value for the period, plus common stock dividends paid, divided by beginning book value.
**	The executive compensation ratio is calculated as the aggregate of compensation paid to executive officers divided by the respective company’s average long-term investment capital.

In 2010 the committee adopted a series of policies applicable to our executive officers to bolster our pay-for-performance philosophy and further link our executive officers’ interests to our long-term financial success. In addition to establishing minimum ownership thresholds, these policies included (i) requiring the forfeiture of certain bonuses and profits by our executive officers if we are required to prepare an accounting restatement as a result of intentional misconduct, and (ii) prohibiting our executive officers from entering into transactions to hedge or offset any change in the market value of our common shares held by the executive. Pay Governance updated the committee regarding the status of pending regulations related to executive compensation included in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and a series of policy updates by proxy advisory firms. The committee reviewed our common share ownership policy for our executive officers and concluded that such ownership thresholds remained appropriate, but was considering adopting a limit on the amount of shares available to be pledged by an executive officer. As of December 31, 2012 and before our board’s adoption of a limit on the amount of shares available to be pledged by an executive officer, individual ownership thresholds and effective common share ownership by each of our executive officers as a percent of base salary was as follows:

Covered Party	Ownership Policy Threshold	Effective Ownership*
CEO	500%	729%
Director of Residential Mortgage Investments	400%	662%
CFO	300%	652%
Other named executive officers	300%	654%

*

Effective common share ownership considered for purposes of measuring an executive officer’s ownership threshold differs from the amount reported for our executive officers on SEC Form 4 because the threshold calculation adopted by our board includes only owned shares and 60% of our executive officers’ unvested service-based stock awards, while excluding all of our executive officers’ unvested performance-based stock awards.

In early 2013 our board modified the share ownership guidelines to limit the amount of our shares pledged by our executive officers to not more than 50% of owned shares. For purposes of measuring our stock ownership guidelines, any shares pledged shall be excluded from our executive officers’ ownership. Accordingly, any executive officer not meeting the minimum ownership threshold shall retain all shares received from any future bonus paid in shares, vesting of stock awards or exercise of stock options, provided that the executive officer may surrender shares to satisfy tax withholding requirements and the share equivalent for the aggregate strike price for a option exercise.

A discussion of how our compensation practices operate within our overall risk management policies is set forth more fully below under “Discussion of Components of Executive Compensation” section of this Compensation Discussion and Analysis.

Role of CEO in Compensation Decisions

As in prior years, our CEO, in conjunction with Pay Governance, reviews the performance of each of our executive officers, researches and analyzes compensation programs and practices of our peers and makes recommendations to the committee regarding all elements of compensation to our executives, including his own. The committee believes the CEO is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. Although our CEO typically attends each of the committee meetings, he typically leaves the meetings after he presents his findings and recommendations. In mid-2012 our CEO provided Pay Governance and the committee information about our compensation programs and practices, and he participated in committee discussions regarding Pay Governance’s analysis and findings. Following the December announcement of our fourth quarter 2012 dividend, he provided the committee our anticipated operating results for 2012, including certain performance-related schedules, and again participated in the committee discussions.

The committee recognizes that as administrator of our compensation programs it is responsible for any and all decisions regarding compensation for our executive officers. Only after discussions with the CEO, Pay Governance and careful deliberation and consideration of factors deemed relevant by the committee will the committee make its independent decisions regarding compensation for our executive officers. Such factors include our operating performance, our operating performance relative to our peers, changes in our long-term investment capital, the positioning of our investment portfolio in light of changing market conditions and the management of available liquidity to address such changing market conditions.

Discussion of Components of Executive Compensation

Base Compensation. Base compensation for our executive officers currently consists of a combination of base salaries and dividends received on dividend equivalent rights. Dividend equivalent rights represent notional “phantom” common shares, which entitles the holder to cash payments equal to the per share dividend amounts declared on our common shares, thus providing an appropriate linkage of the executive officers’ base compensation to Capstead’s operating performance. Adjustments to base salaries or the grant of additional dividend equivalent rights, if any, for each of our executive officers (including our CEO) is recommended by our CEO and considered by the committee annually.

As previously discussed, the committee sought independent advice from Pay Governance in determining the competitiveness of our executive compensation program. In comparing our executive officers’ compensation to the internally-managed peers, Pay Governance noted that base compensation paid to our executive officers in 2011 was in line with the internally-managed peers and that the dividend equivalent rights portion of base compensation had helped to reduce the shortfall relative to market observations in prior years.

In arriving at its decisions, the committee considered Capstead’s performance compared to our peers, further noting that 33% of our executive officers’ current base compensation was linked directly to our payment of common dividends through the use of dividend equivalent rights. Based on these and other factors deemed relevant by the committee, including changes in our long-term investment capital, the positioning of our investment portfolio in light of changing market conditions and the management of available liquidity to address such changing market conditions, it was determined that a modest increase in the executive officers’ base compensation was appropriate, but that such increase should be linked to the future payment of common dividends through the grant of additional dividend equivalent rights. As a result, 72,000 dividend equivalent rights were granted to the executive officers, which were intended to increase the executive officers’ base compensation by an aggregate of 4%, distributed as follows: 20,000 for Mr. Jacobs, 13,000 for Mr. Reinsch, 17,000 for Mr. Spears and 22,000 for Mr. Brown. The expiration date for the newly granted dividend equivalent rights was set at July 1, 2015 and the expiration dates for dividend equivalent rights previously granted were extended one year to also expire July 1, 2015.

After considering the grant of additional dividend equivalent rights, the annualized base salary and number of dividend equivalent rights outstanding for each of our executive officers and all other officers and employees were as follows:

Name	Annualized Base Salary	Number of Dividend Equivalent Rights
Andrew F. Jacobs	$720,000	220,000
Phillip A. Reinsch	400,000	142,000
Robert R. Spears, Jr.	505,000	202,000
Michael W. Brown	270,000	90,000
All other officers and employees	1,029,000	–

Annual Incentives. Our committee believes that our executive officers, as well as our other officers and employees, should have an opportunity to participate in an annual incentive pool tied to a performance threshold determined by the committee. The committee has historically utilized a performance-based formula to establish an annual incentive guideline to determine the amount available for payment to all employees, including our executive officers, subject to the discretion of the committee. The amount available for annual incentive payments is sometimes referred to as the “bonus pool.”

Pay Governance noted that in previous years the creation of a bonus pool was based on a 10% participation in annual earnings in excess of pre-established performance threshold, and that the committee had established a maximum amount, or cap, available to be paid in any one year of   1/2 of one percent of our average long-term investment capital, as defined below. They discussed with the committee how this cap helps manage the aggregate size of the bonus pool, while continuing to provide an appropriate incentive opportunity for our executive officers. Pay Governance also noted that the minimum performance threshold used for 2011 was the greater of (i) 10% or (ii) the average 10-year U.S. Treasury rate plus 200 basis points (the greater number being the “minimum performance threshold”). The committee discussed the current economic environment, including the continued low level of U.S. Treasury rates, and felt the formula used in 2011 remained appropriate for the 2012 incentive bonus pool. The committee stated it believed that the minimum performance threshold of 10% would adequately reward our executives, while preventing the bonus pool cap from becoming the de facto bonus pool. The committee also determined that the best practice will be to continue to review the annual incentive bonus formula each year in light of that year’s expected regulatory and economic environment.

The annual incentive formula approved by the committee for 2012 provides that unless our “annual earnings” expressed as a percentage of “average long-term investment capital” exceeds the minimum performance threshold (as these terms are defined below), no bonus pool will be established pursuant to the formula. Notwithstanding the use of a formula to calculate the amount available for the bonus pool, the committee retains complete discretion to (i) determine the amount actually awarded; (ii) allocate any such amount among our executive officers and other employees, and (iii) determine the form of any such awards (e.g. cash versus equity awards). The committee excludes certain items from the definitions of annual earnings and average long-term investment capital in an effort to minimize the impact on annual performance of timing considerations for transactions and to direct the focus of our executive officers to our ongoing business. The committee believes this approach should promote a longer-term performance focus among our executives. Accordingly, for purposes of the calculation, annual earnings and average long-term investment capital are defined as follows:

“annual earnings” is defined as net income excluding (i) incentive compensation expense, (ii) any gain or loss from asset sales or write downs, including impairment charges, and (iii) interest on unsecured borrowings, net of equity in the earnings of related statutory trusts; and

“average long-term investment capital” is defined as average stockholders’ equity and unsecured borrowings, net of related investments in statutory trusts, excluding (i) accumulated other comprehensive income, (ii) incentive compensation accruals, (iii) any gain or loss from asset sales or write downs incurred since 2006, including impairment charges, and (iv) interest accrued on unsecured borrowings.

The first step in determining the amount of the bonus pool is to ascertain if our performance exceeded the minimum performance threshold. To make this determination, annual earnings is divided by average investment capital. The resulting earnings ratio, expressed as a percentage, is then compared to the long-term performance threshold set by the committee. As noted above, the minimum performance threshold for 2012 was set as the greater of (i) 10% or (ii) the average 10-year U.S. Treasury rate plus 200 basis points. If the resulting earnings ratio is less than the minimum performance threshold, no bonus pool will be established pursuant to the formula. If the earnings ratio exceeds the minimum performance threshold, the following formula is utilized to determine the bonus pool:

First, the excess of the earnings ratio over the minimum performance threshold is multiplied by average long-term invested capital to determine the excess earnings amount.

Next, the excess earnings amount is multiplied by a participation rate established at the beginning of the year, currently 10%, to establish the bonus pool amount.

Recognizing that the formula is intended to serve as a guideline for the creation of a bonus pool, the committee retains the power to act in the best interests of stockholders in compensating our executive officers, while still providing a mechanism to closely align incentive compensation with that of our peers in an effort to retain key employees and ultimately enhance stockholder value. As a result, the committee is not limited to the amount, if any, established by the formula in determining the actual bonus amount paid.

After the December announcement of our fourth quarter 2012 common stock dividend, our CEO reported to the committee an estimate of the bonus pool for 2012. He noted that our annual earnings and our average long-term investment capital for purposes of the incentive formula was expected to total $176 million and $1.35 billion, respectively, representing an earnings ratio of 13.0%, which exceeded the minimum performance threshold of 10%. He then reported that the excess earnings amount per the formula was expected to be over $41 million providing for the creation of a $4.1 million bonus pool from which he made his recommended allocation among our executive officers and other officers and employees. After careful deliberation and consideration of factors deemed relevant by the committee, including our operating performance, our operating performance relative to our peers, changes in our long-term investment capital, the positioning of our investment portfolio in light of changing market conditions and the management of available liquidity to address such changing market conditions, the committee awarded our executive officers and all other officers and employees incentive compensation as follows:

	2012 Annual Incentive Compensation
Name	Paid in Cash	Paid in Shares	Total Paid
Andrew F. Jacobs	$610,000	$610,000	$1,220,000
Phillip A. Reinsch	375,000	375,000	750,000
Robert R. Spears, Jr.	500,000	500,000	1,000,000
Michael W. Brown	250,000	250,000	500,000
All other officers and employees	601,750	57,250	659,000

Our committee exercised its discretion regarding the form of payment under the annual incentive compensation program determining that it would be appropriate to pay one-half of the 2012 bonus amounts to our executive officers in fully vested common shares. The committee believes that the common shares granted as part of this year’s annual incentive compensation, when considered together with the annual grant of longer-term performance-based equity awards, provides an appropriate alignment of our executive officers’ interests with those of our stockholders.

Long-Term Equity-Based Awards. Our committee believes all of our employees should have an ongoing stake in the long-term success of our business, and that our executive officers should have a meaningful portion of their total compensation paid in the form of equity awards. This element of the compensation program is intended to promote our long-term financial success and to align our executive officers’ long-term interests with those of our stockholders, while providing incentives to our executives to remain with Capstead, through the granting of (i) restricted stock awards, (ii) option awards or (iii) other incentive-based equity awards as defined in our Amended and Restated 2004 Flexible Long-Term Incentive Plan.

As previously discussed, in making its 2012 compensation decisions, the committee sought independent advice from Pay Governance to determine the competitiveness of our executive compensation programs. Pay Governance discussed with the committee how the use of longer-term equity-based stock awards had augmented the annual incentive compensation program for our executive officers, and how our overall risk management policies impact our earnings, dividends and book value over time. Pay Governance noted that our long-term performance-based stock awards have represented a meaningful component of our executive compensation programs and that continuation of the program would help to maintain the competitiveness of our compensation programs and provide a long-term horizon for aligning our executive officers’ compensation with the interests of our stockholders.

Based on guidance from Pay Governance and other factors, including share ownership guidelines, the committee concluded that it was appropriate to evaluate the granting of long-term performance-based stock awards independent of the annual incentive program even though a portion of the 2012 incentive compensation would be paid in the form of equity. The committee also decided that long-term performance-based stock awards should continue to be considered annually as they represent a material part of our overall compensation program. The committee then discussed the performance metrics used for the prior year performance-based stock awards and concluded that the same performance metrics should be used for the current year awards. The committee also discussed how the deferral of dividends on the performance-based stock awards being considered would impact the value of the shares. After careful deliberation and consideration of factors deemed relevant by the committee, including the deferral of dividends on such shares and the share ownership guidelines, the committee approved granting the following performance-based stock awards to our executive officers and our other officers and employees:

Name	Number of Performance-Based Stock Awards	Grant Date Fair Value of Performance-Based Stock Awards
Andrew F. Jacobs	41,131	$480,000
Phillip A. Reinsch	22,850	266,667
Robert R. Spears, Jr.	28,848	336,667
Michael W. Brown	15,424	180,000
All other officers and employees	37,146	433,561

Consistent with prior year grants, the specific dollar amount of performance-based stock awards granted to each of our executives was based on a targeted grant of 66% of each executive officer’s base salary. Such awards were valued at $11.67 per share, the closing price of our common stock on the December 13, 2012 grant date, and vest 50% at the end of the third year following the date of grant, provided Capstead meets the related performance criteria over the three-year period, and 50% at the end of year four, again provided the performance criteria are met over that three-year period. The performance criteria will be met if our three-year annualized return on average long-term investment capital exceeds a performance threshold equal to the greater of (i) 8% or (ii) the average 10-year U.S. Treasury rate plus 200 basis points. Other than the measurement period and the minimum threshold, the basic definitions used for measuring the performance criteria for purposes of vesting are similar to the annual incentive formula. The committee believed that the amount of the grant was significant enough to incentivize our executives to strive for above-average stockholder returns, and the three-year performance period for vesting purposes will help to focus our executive officers’ attention on long-term performance. The recipients of performance-based stock awards granted will be entitled to dividends equal to the actual per share dividend declared during the period, but the payment of such dividends will not be made until after the performance conditions of the underlying shares have been met. If Capstead fails to exceed the performance threshold at any vesting date, vesting will be deferred and re-measured the following year. All unvested shares and the right to receive deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2019 are not met.

Consistent with prior year grants, unvested stock awards and the right to receive deferred dividends will expire in the event an executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability, retirement, the dissolution or liquidation of Capstead, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control of Capstead or death of the executive officer. In the event of a change in control, all unvested stock awards will automatically vest in full, including the right to receive deferred dividends. In the event of death, a pro rata portion of the unvested stock awards will vest only after the performance criteria established for the award are met. Additionally, as is the case with all previous equity awards, we do not provide our executive officers with tax gross-ups for any reason.

The initial three-year performance period for the 2009 performance-based stock awards and the final three-year performance period for the 2008 performance-based stock awards was completed on December 31, 2012. The average three-year annualized return on average long-term investment capital for purposes of determining vesting was 14.7%. On January 30, 2013 the committee reviewed the performance criteria calculations and accepted a statement prepared by our CFO certifying that the minimum performance threshold for the requisite service period had been met, resulting in the vesting of the related stock awards.

Other Benefits or Agreements. Our executive officers participate in our other benefit programs including basic life insurance, accidental death and dismemberment insurance, long-term disability insurance, long-term care insurance, and a qualified defined contribution retirement plan, or 401(k) plan, each on the same terms offered to other employees. In addition, we offer the following benefits to our executive officers:

•	A nonqualified deferred compensation plan for our executive officers and any other employees whose eligible compensation exceeds the maximum amount of compensation which may be considered for purposes of determining contributions to our tax-qualified plan pursuant to Internal Revenue Code Section 401(a)(17) ($250,000 in 2012). The purpose of the plan is to allow employees, regardless of their respective levels of compensation, the opportunity to retire with the same retirement income as a percentage of their base salaries and incentive compensation as is available to all employees having the same tenure. Accordingly, the deferred compensation plan extends the general matching provisions of the 401(k) plan to base salary and incentive compensation amounts that exceed the maximum amount. The aggregate cost to us of this benefit to our executive officers was $322,000 in 2012.

•

Defined severance payment guarantees determined pursuant to severance agreements, as amended, with our executive officers and our other officers and employees who were employed with us in December 1999. Pursuant to these agreements, in the event a covered employee is terminated for any reason, including death or disability, other than those reasons described in the “Potential Payments Upon Termination or Change-in-Control” table of this proxy statement, that employee will receive a severance payment, which is not entitled to any tax gross-up. Any payment under any of these agreements will be limited as follows: three times base salary for Mr. Jacobs, two times base salary for Messrs. Reinsch and Spears and one and one-half times base salary for Mr. Brown. For purposes of determining the severance amount, base salary excludes amounts attributable to cash payments on dividend equivalent rights.

Tax Considerations. Internal Revenue Code Section 162(m) generally precludes a publicly-held corporation from a federal income tax deduction for annual compensation in excess of $1 million paid individually to the principal executive officer or any of the three other most highly compensated executive officers who do not hold the title of principal executive officer or principal financial officer. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely upon attaining objective performance goals for each individual, provided that (i) performance goals are determined by a committee consisting solely of two or more outside directors, (ii) material terms of the performance-based compensation programs and performance goals are disclosed to and approved by stockholders at least every five years, and (iii) the committee certifies that the performance goals were attained and other material terms were satisfied prior to any payment. While the committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders’ interest to restrict the committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels. Consequently, the committee may approve compensation that is not fully deductible.

Compensation Committee Report

The committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on this review and discussion recommended to our board that the above Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Mark S. Whiting, Chairman
Jack Biegler
Gary Keiser

Summary Compensation Table*

Compensation for our executive officers is administered under the direction of our compensation committee and is implemented by our CEO. The Summary Compensation Table below shows certain compensation information for our CEO, CFO and two other most highly compensated executive officers for services rendered in all capacities during the three years ended December 31, 2012.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	All Other Compensation ($)	Total ($)
Andrew F. Jacobs	2012	1,031,200	610,000	1,090,000	138,229(d)	2,869,429
President and Chief	2011	1,032,970	870,000	1,350,000	153,229	3,406,199
Executive Officer	2010	931,450	760,000	1,220,000	138,379	3,049,829

Phillip A. Reinsch	2012	600,790	375,000	641,667	88,188(d)	1,705,645
Executive Vice President, Chief	2011	602,800	500,000	766,667	87,262	1,956,729
Financial Officer and Secretary	2010	539,450	445,000	698,333	80,362	1,763,145

Robert R. Spears, Jr.	2012	791,870	500,000	836,667	108,072(d)	2,236,609
Executive Vice President-Director of	2011	796,190	690,000	1,026,667	114,522	2,627,379
Residential Mortgage Investments	2010	706,900	605,000	918,333	103,425	2,333,658

Michael W. Brown	2012	385,840	250,000	430,000	63,650(d)	1,129,490
Senior Vice President-Asset and	2011	368,280	325,000	505,000	56,600	1,254,880
Liability Management and Treasurer	2010	325,700	285,000	448,333	51,272	1,110,305

*	Columns for “Option Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they were not applicable.

(a)	Amount includes expense recognized for aggregate cash payments on dividend equivalents rights as follows:

	Jacobs	Reinsch	Spears	Brown	Total
2012	$311,200	$200,790	$286,870	$115,840	$914,700
2011	327,970	212,800	308,690	110,780	960,240
2010	241,450	159,450	236,900	80,700	718,500

The number of dividend equivalents rights outstanding at December 31, 2012 were as follows: 220,000 for Mr. Jacobs, 142,000 for Mr. Reinsch, 202,000 for Mr. Spears and 90,000 for Mr. Brown.

(b)

In each of the years presented the compensation committee used its discretion regarding the form of payment from the annual incentive program and agreed to pay 50% of the annual bonuses in cash and the remainder in shares of fully vested common stock (see (c) below). Accordingly, the amounts presented represent only the cash portion of the annual bonuses.

(c)

Amounts include the grant date fair value of performance-based stock awards as well as fully-vested common shares awarded in connection with the annual incentive program (see (b) above). Such amounts were as follows:

	Year	Performance- Based Stock Awards	Annual Incentive Compensation Paid in Stock	Total Stock Awards
A. Jacobs	2012	$480,000	$610,000	$1,090,000
	2011	480,000	870,000	1,350,000
	2010	460,000	760,000	1,220,000

P. Reinsch	2012	266,667	375,000	641,667
	2011	266,667	500,000	766,667
	2010	253,333	445,000	698,333

R. Spears, Jr.	2012	336,667	500,000	836,667
	2011	336,667	690,000	1,026,667
	2010	313,333	605,000	918,333

M. Brown	2012	180,000	250,000	430,000
	2011	180,000	325,000	505,000
	2010	163,333	285,000	448,333

The grant date fair value of the performance-based stock awards is intended to represent approximately two-thirds of the individual’s base salary, with the actual number of shares granted determined by dividing the targeted base salary amount by the closing common stock price on the date of grant. Additionally, amounts represent the maximum value expected to be recognized as compensation expense on a straightline basis for financial reporting purposes applicable to each performance measurement period required for vesting. The actual expense that will be recognized is subject to expectations for exceeding certain performance criteria. The closing common stock prices used to determine the number of performance-based stock awards on December 13, 2012, December 15, 2011 and December 16, 2010 were $11.67, $ 12.72 and $12.44, respectively.

The grant date fair value of the annual incentive compensation paid in stock represents 50% of the individual’s total bonus award in the respective year. The actual number of shares awarded was determined by dividing the targeted amount to be paid in fully-vested shares by the closing common stock price on the date of grant. The 2012 bonus award was granted on December 31, 2012 at the closing price of $11.47. The 2011 bonus award was granted on January 3, 2012 at the closing price of $12.60. The 2010 bonus award was granted on January 3, 2011 at the closing price of $12.71.

(d)

For the year ended December 31, 2012 amounts include expense recognized for matching contributions made by us pursuant to our qualified defined contribution retirement plan and our nonqualified deferred compensation plan and premiums paid or reimbursed by us on (i) basic life insurance, (ii) accidental death and dismemberment insurance, (iii) long-term disability insurance and (iv) long-term care insurance, quantified as follows:

	Jacobs	Reinsch	Spears	Brown	Total
Qualified defined contribution retirement plan	$15,000	$15,000	$15,000	$15,000	$60,000
Nonqualified deferred compensation plan	116,400	69,000	90,300	46,200	321,900
Insurance premiums	6,829	4,188	2,772	2,450	16,239

	$138,229	$88,188	$108,072	$63,650	$398,139

Amount excludes dividends paid on unvested stock awards. All stock awards are valued at the closing market price of our common stock on the date of grant, which price factors in market expectations for future dividends in its valuation. Dividends paid in 2012 on unvested stock awards were as follows: $95,756 to Mr. Jacobs, $54,823 to Mr. Reinsch, $70,449 to Mr. Spears and $36,375 to Mr. Brown.

Grants of Plan-Based Awards*

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards-Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
A. Jacobs	12-31-12	–	53,182	610,000	(a)
	12-13-12	41,131	–	480,000	(b)
P. Reinsch	12-31-12	–	32,693	375,000	(a)
	12-13-12	22,850	–	266,667	(b)
R. Spears, Jr.	12-31-12	–	43,591	500,000	(a)
	12-13-12	28,848	–	336,667	(b)
M. Brown	12-31-12	–	21,795	250,000	(a)
	12-13-12	15,424	–	180,000	(b)

*

Columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “Estimated Future Payouts Under Equity Incentive Plan Awards – Threshold and Maximum,” “All Other Option Awards” and “Exercise or Base Price of Option Awards” have been omitted because they were not applicable.

(a)

50% of 2012 annual incentive compensation was paid in fully vested shares of our common stock on December 31, 2012. The grant date fair value of the award was determined based on the closing common stock price on December 31, 2012 of $11.47. The number of shares granted and the grant date fair value are presented before giving effect to the surrender of shares for the payment of applicable taxes and includes rounding for fractional shares paid in cash.

(b)

Amounts represent the aggregate fair value of the performance-based stock awards to be recognized as compensation expense for financial reporting purposes on a straightline basis over the requisite service period applicable to each performance measurement period required for vesting, subject to expectations for exceeding certain performance criteria. Following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2015, 50% of the shares will vest. The remaining 50% of the shares will vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2016. Such shares will be entitled to dividends equal to the actual amount declared during the measurement period, but the payment of such dividends will be deferred until the performance conditions of the underlying shares have been met. If Capstead’s results fail to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares and the right to receive the deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2019 are not met. The grant date fair value of the award was determined based on the closing common stock price on December 13, 2012 of $11.67.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our compensation philosophy is to provide competitive, performance-based compensation programs to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value. We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking each compensation element directly to our operating performance. In 2012, 71% of executive compensation as measured for proxy statement purposes was performance-based. The primary elements of our compensation programs are base compensation, annual incentives, long-term equity-based awards and to a lesser extent, other benefits or agreements. In 2012, approximately 33% of our executive officers’ current base compensation was linked directly to our payment of common dividends through the use of dividend equivalent rights, which are a form of phantom stock that entitles the holders to quarterly payments mirroring our per share common stock dividend payments. Pursuant to the formula adopted by the compensation committee establishing an annual bonus pool, the amount available for bonus payments to our executive officers is dependent upon our annual operating performance exceeding a minimum performance threshold. Thus, if our operating performance is less than the minimum performance threshold, no bonus pool will be established pursuant to the formula. In addition, the formula caps the maximum annual incentive compensation payout at  1/2 of one percent of our average long-term investment capital. Finally, all of the long-term equity-based stock awarded to our executive officers since 2008 has been performance-based, whereby the eventual vesting of the awards is dependent upon cumulative three-year operating performance periods exceeding minimum performance thresholds. Failure to achieve the minimum performance thresholds will result in the deferral of vesting and possibly the forfeiture of the related performance shares and the accumulated dividends earned thereon.

The compensation committee believes our executive officers should have an ongoing stake in the long-term success of our business and therefore should have a meaningful portion of their total compensation paid in the form of equity awards. In 2012, we granted an aggregate of 108,253 performance-based stock awards to our executive officers. The awards provided that 50% of the awards will vest at the end of the third full year following the year of grant, provided Capstead meets the performance criteria over the preceding three-year period, and 50% at the end of the fourth full year following the year of grant, provided the performance criteria over the preceding three year period are met. The performance criteria are met if our three-year annualized return on average long-term investment capital exceeds the performance threshold of the higher of the average 10-year U.S. Treasury rate plus 200 basis points or 8.0%. Shares awarded will be entitled to dividends equal to the actual per share dividend declared during the related vesting periods, but the payment of such dividends will be deferred until the shares vest. If the performance threshold is not exceeded at any vesting date, vesting will be deferred and re-measured the following year. All unvested shares and the right to receive related deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2019 are not met.

Outstanding Equity Awards at Fiscal Year-End*

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Jacobs	–	–	41,131(a)	484,112
	–	–	37,735(b)	505,271
	–	–	36,977(c)	558,722
	–	–	32,100(d)	368,187
	–	–	20,500(e)	235,135
	11,666(f)	133,809	–	–
P. Reinsch	–	–	22,850(a)	268,945
	–	–	20,964(b)	280,708
	–	–	20,364(c)	307,700
	–	–	17,678(d)	202,767
	–	–	11,450(e)	131,332
	7,666(f)	87,929	–	–
R. Spears, Jr.	–	–	28,848(a)	339,541
	–	–	26,467(b)	354,393
	–	–	25,187(c)	380,576
	–	–	21,865(d)	250,792
	–	–	13,750(e)	157,713
	11,666(f)	133,809	–	–
M. Brown	–	–	15,424(a)	181,540
	–	–	14,150(b)	189,469
	–	–	13,129(c)	198,380
	–	–	11,397(d)	130,724
	–	–	7,350(e)	84,305
	5,666(f)	64,989	–	–

*	Columns for “Option Awards” have been omitted because they were not applicable.

(a)

Amount represents performance-based shares granted on December 13, 2012, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2015. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2016. Such shares will be entitled to dividends equal to the actual per share dividends declared during the period, but the payment of such dividends will be deferred until the shares vest. As of December 31 2012 the aggregate amount of dividends deferred pending satisfaction of the requisite performance criteria were as follows: $12,339 Mr. Jacobs, $6,855 to Mr. Reinsch, $8,654 to Mr. Spears and $4,627 to Mr. Brown. If Capstead’s results fail to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares and the right to receive related deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2019 are not met.

(b)

Amount represents performance-based shares granted on December 15, 2011, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2014. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2015. Such shares will be entitled to dividends equal to the actual per share dividends declared during the period, but the payment of such dividends will be deferred until the shares vest. As of December 31, 2012 the aggregate amount of dividends deferred pending satisfaction of the requisite performance criteria were as follows: $72,451 to Mr. Jacobs, $40,251 to Mr. Reinsch, $50,817 to Mr. Spears and $27,168 to Mr. Brown. If Capstead’s results fail to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares and the right to receive related deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2018 are not met.

(c)

Amount represents performance-based shares granted on December 16, 2010, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2014. Such shares will be entitled to dividends equal to the actual per share dividend declared during the period, but the payment of such dividends will be deferred until the shares vest. As of December 31, 2012 the aggregate amount of dividends deferred pending satisfaction of the requisite performance criteria were as follows: $134,596 to Mr. Jacobs, $74,125 to Mr. Reinsch, $91,681 to Mr. Spears and $47,790 to Mr. Brown. If Capstead’s results fail to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares and the right to receive related deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2017 are not met.

(d)

Amount represents performance-based shares granted on December 15, 2009, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. On January 30, 2013 the compensation committee reviewed and accepted the performance calculations for the three-year period ended December 31, 2012 prepared by the CFO certifying that the minimum performance threshold had been met, resulting in the vesting of the first 50% of these awards. The remaining 50% of these shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013. Such shares are paid dividends equal to the actual per share dividend declared during the period. If Capstead’s results fail to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested awards will expire if the performance criteria for the final three-year measurement period ending December 31, 2016 are not met.

(e)

Amount represents the remaining performance-based shares granted on December 16, 2008 for which the requisite three-year measurement period ended December 31, 2012. On January 30, 2013 the compensation committee reviewed and accepted the performance calculations for the three-year period ended December 31, 2012 prepared by the CFO certifying that the minimum performance threshold had been met, resulting in the vesting of these shares.

(f)

Shares of service-based stock awards originally granted on December 27, 2007 with a vesting term of six years. Amount represents the remaining unvested shares which will vest proportionally on each January 2nd of 2013 and 2014, subject to continuous employment.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
A. Jacobs	62,500	263,750	26,333	341,113
P. Reinsch	31,250	110,625	15,283	197,678
R. Spears, Jr.	31,250	131,875	19,583	252,688
M. Brown	18,750	79,125	10,183	131,528

(a)	Amounts represent the difference between the fair market value of securities acquired on the exercise date and the strike prices of the option exercised.

(b)	Amounts represent the dollar value realized upon vesting based on the closing market price of our common shares on the related vesting date.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(b)
A. Jacobs	116,400	116,400	184,061	-	1,985,850
P. Reinsch	69,000	69,000	154,315	-	1,202,085
R. Spears, Jr.	90,300	90,300	182,914	-	1,630,545
M. Brown	46,200	46,200	45,453	-	589,404

(a)	Amounts included in the “Summary Compensation Table” of this proxy statement.

(b)	Amounts include all employer contributions made since inception of our deferred compensation plan, as follows:

Name	2012	Previous Years	Total
A. Jacobs	$116,400	$636,014	$752,414
P. Reinsch	69,000	283,001	352,001
R. Spears, Jr.	90,300	429,846	520,146
M. Brown	46,200	131,850	178,050

Narrative Disclosure to Nonqualified Deferred Compensation Table

Our nonqualified deferred compensation plan is designed to allow employees, regardless of pay, the opportunity to achieve the same retirement income as a percentage of their base salaries and incentive compensation as is available to all employees having the same tenure. Because Internal Revenue Code Section 401(a)(17) limits the amount of compensation able to be considered to determine contributions for our tax-qualified 401(k) plan, we have established a nonqualified deferred compensation plan to allow our executive officers to contribute beyond this amount ($250,000 for 2012) in order to afford these employees the comparable benefit provided to other employees. The compensation committee administers the plan.

Participants in the plan may elect to defer up to 60% of base salary and 100% of any bonus into a deferral account. We will contribute into each participant’s deferral account a matching amount equal to 50% of the participant’s voluntary contribution of up to a maximum of 6% of the participant’s compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. We may also, but are not required to, credit to deferral accounts a supplemental matching contribution of 3% of the participant’s compensation, but only on up to a maximum of 6% of the participant’s compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. Vesting in the amounts contributed by us into the deferral account is determined on the same service-based vesting schedule used in our 401(k) plan, which provides for annual vesting ratably over a participant’s initial five years of service. All current participants are 100% vested. Participant deferral accounts are considered a part of our general assets and participants are considered unsecured creditors.

Participants may designate the manner in which deferral accounts are invested solely among options designated by us for this purpose, currently in publicly-traded mutual funds. Participants may change their investment designations among the offered mutual funds at any time upon proper notice to the plan administrator. We may change the deemed investment options at any time, but in no event will the deemed investment options made available to participants consist of our common shares. Absent a previously established distribution schedule or unforeseeable emergency, no distributions will be made to a participant until retirement or an earlier termination of service. Distributions at retirement or termination of service are made in the form of a single lump sum payment except for any compensation for which a special distribution schedule has been established, which may provide for installments over a period of time not greater than five years.

Potential Payments Upon Termination or Change-in-Control

Name	Executive Benefits and Payments upon Termination	Voluntary or For-Cause Involuntary Termination or Retirement ($)	Involuntary Not-for- Cause Termination ($)	Termination from Dissolution or Liquidation ($)	Death ($)	Change-in- Control ($)
A. Jacobs	Severance Payment Agreement(a)	-	2,160,000	2,160,000	2,160,000	-
	Vested Account Balance of Nonqualified Deferred Compensation(b)	1,985,850	1,985,850	1,985,850	1,985,850	1,985,850
	Acceleration of Unvested Stock Awards(c)	-	-	133,809	1,039,112	2,285,237

		1,985,850	4,145,850	4,279,659	5,184,962	4,271,087

P. Reinsch	Severance Payment Agreement(a)	-	800,000	800,000	800,000	-
	Vested Account Balance of Nonqualified Deferred Compensation(b)	1,202,085	1,202,085	1,202,085	1,202,085	1,202,085
	Acceleration of Unvested Stock Awards(c)	-	-	87,929	588,738	1,279,381

		1,202,085	2,002,085	2,090,014	2,590,823	2,481,466

R. Spears, Jr.	Severance Payment Agreement(a)	-	1,010,000	1,010,000	1,010,000	-
	Vested Account Balance of Nonqualified Deferred Compensation(b)	1,630,545	1,630,545	1,630,545	1,630,545	1,630,545
	Acceleration of Unvested Stock Awards(c)	-	-	133,809	749,695	1,616,824

		1,630,545	2,640,545	2,774,354	3,390,240	3,247,369

M. Brown	Severance Payment Agreement(a)	-	405,000	405,000	405,000	-
	Vested Account Balance of Nonqualified Deferred Compensation(b)	589,404	589,404	589,404	589,404	589,404
	Acceleration of Unvested Stock Awards(c)	-	-	64,989	388,901	849,407

		589,404	994,404	1,059,393	1,383,305	1,438,811

(a)

In December 1999, we entered into a severance payment agreement with each person employed by us at that time, and in 2004 we entered into an amended severance payment agreement with Mr. Jacobs, (together, the “covered employees”). Pursuant to these agreements, in the event a covered employee’s employment with us is terminated by us for any reason other than those described below, that covered employee will receive a lump sum severance payment determined as follows: three times base annual salary for the CEO; two times base annual salary for Executive Vice Presidents; one and one-half times base annual salary for Senior Vice Presidents and Vice Presidents; and one times base annual salary for Assistant Vice Presidents and all other employees. Cash payments on dividend equivalents rights are excluded for purposes of calculating the lump sum severance payments. A covered employee will not be entitled to a severance payment under the severance payment agreement if (i) the covered employee voluntarily terminates his or her employment, other than because of a reduction in that covered employee’s base salary or officer grade, or a relocation of that covered employee which requires travel from his or her primary residence to such new location of an additional 50 or more miles each way; (ii) the covered employee fails to return to work following an approved leave of absence or (iii) we terminate the covered employee for cause.

(b)

Amount represents the vested account balance of each executive officer as shown in the “Aggregate Balance at Last Fiscal Year-End” column of the Nonqualified Deferred Compensation table on page 34. The amounts are shown as a single lump sum payment regardless of whether an election to receive such payments over time has been made.

(c)

Amount represents the market value of unvested stock awards on December 31, 2012, assuming the maximum amount of unvested shares will vest, as appropriate. Unvested stock awards and the right to receive deferred dividends, as appropriate, will expire in the event an executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of Capstead, or death of the executive officer. In the event of a change in control, all unvested stock awards will automatically vest in full, including the right to receive deferred dividends, as appropriate. In the event of a dissolution or liquidation, unvested service-based stock awards will automatically vest in full, unvested performance-based stock awards will expire, including the right to receive deferred dividends, as appropriate. In the event of death, unvested service-based stock awards will automatically vest in full and a pro rata portion of the unvested performance-based stock awards will vest only after the performance criteria established for the award are met.

EQUITY COMPENSATION PLANS

The following table summarizes the total number of outstanding securities in each of our equity compensation plans and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding equity awards as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders:
1994 Flexible Long-Term Incentive Plan(a)	10,000	$14.41	-
Amended and Restated 2004 Flexible Long-Term Incentive Plan	75,000	11.71	528,018
Equity compensation plans not approved by stockholders:
1997 Flexible Long-Term Incentive Plan(b)	12,500	8.92	-

	97,500	11.63	528,018

(a)	Equity awards are no longer issued from the 1994 Flexible Long-Term Incentive Plan, which expired April 22, 2004.

(b)	Equity awards are no longer issued from the 1997 Flexible Long-Term Incentive Plan, which expired on April 18, 2007.

AUDIT COMMITTEE

Our audit committee is governed by a written charter adopted by our board that can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Committee Charters.” The committee is composed of three independent directors, each of whom has been determined by our board to be financially literate and independent in accordance with the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Neither our charter nor this report shall be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed. The following is the committee’s report regarding the execution of its responsibilities during 2012.

AUDIT COMMITTEE REPORT

The role of our audit committee is to assist our board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence and performance of Ernst & Young LLP, our independent registered public accounting firm. As set forth in our charter, the committee’s job is one of oversight. Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designated to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on our internal control over financial reporting. In addition, Ernst & Young LLP is responsible for reviewing our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with us any issues they believe should be raised with the committee.

We met with Ernst & Young LLP to review and discuss the overall scope and plans for the audit of our consolidated financial statements and its internal control over financial reporting for the year ended December 31, 2012. We reviewed and discussed with management and Ernst & Young LLP (both alone and with management present) our audited consolidated financial statements and the overall quality of our financial reporting. We also reviewed the report of management contained in our annual report on Form 10-K for the fiscal year ended December 31, 2012, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included therein related to its audit.

In addition, we discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (as adopted by the Public Company Accounting Oversight Board in Rule 3200T), and Ernst & Young LLP has provided us with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence. We discussed with Ernst & Young LLP their independence and have concluded they are independent from us.

The members of the committee are not currently professionally engaged in the practice of auditing or accounting and as such, cannot be considered experts in the field of auditing or accounting, including with respect to auditor independence. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and Ernst & Young LLP. Accordingly, our activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that (i) the audit of our consolidated financial statements has been carried out in accordance with generally accepted auditing standards, (ii) our consolidated financial statements are presented in accordance with generally accepted accounting principles or (iii) Ernst & Young LLP is in fact independent.

Based upon our receipt and review of the various materials and assurances described above and our discussions with management and Ernst & Young LLP, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, we recommended to our board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the SEC.

AUDIT COMMITTEE
Gary Keiser, Chairman
Jack Biegler
Michael G. O’Neil

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i)	Voting power, which includes the power to vote, or to direct the voting of, common shares; and/or

(ii)	Investment power, which includes the power to dispose, or to direct the disposition, of common shares.

A person is also deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days of the annual meeting record date.

Security Ownership of Certain Beneficial Owners

The following table sets forth the ownership of common shares for the persons known by us to be beneficial owners of more than five percent of our common shares outstanding as of the close of business on February 25, 2013.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class

BlackRock, Inc.(a) 40 East 52nd Street New York, NY 10022	6,789,998	7.11%

(a)

The number of common shares beneficially owned, for which BlackRock, Inc. has sole voting and investment power, as reported on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2013. The percent of class is based on 95,533,208 common shares outstanding as of February 25, 2013.

Security Ownership of Management

Listed in the following table and footnotes is certain information regarding the beneficial ownership of our common shares as of February 25, 2013, by each of our directors and executive officers listed in the Summary Compensation Table and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class
Jack Bernard	2,000	(c)	*
Jack Biegler	45,500	(a)(c)	*
Michelle P. Goolsby	3,000	(c)	*
Andrew F. Jacobs	551,768	(b)(d)	0.6
Gary Keiser	45,323	(a)(c)	*
Paul M. Low	52,753	(a)(c)(d)	*
Christopher W. Mahowald	115,659	(a)(c)	*
Michael G. O’Neil	61,329	(a)(c)(d)	*
Mark S. Whiting	50,800	(a)(c)	*

Phillip A. Reinsch	283,754	(b)	0.3
Robert R. Spears, Jr.	360,807	(b)	0.4
Michael W. Brown	190,641	(b)	0.2

All of our directors and executive officers as a group (12 persons)	1,763,334		1.8

*	Denotes less than one-tenth of one percent of common shares outstanding.

(a)	Amounts include common shares issuable as follows:

	Security Ownership	Right to Acquire
	Series B Shares*	Convertible into Common Shares	Exercisable Options
Jack Biegler	-	-	15,000
Gary Keiser	-	-	10,000
Paul M. Low	24,380	15,620	15,000
Christopher W. Mahowald	-	-	15,000
Michael G. O’Neil	1,350	864	15,000
Mark S. Whiting	-	-	15,000

All of our directors and executive officers as a group (12 persons)	25,730	16,484	85,000

*	Denotes less than one percent of Series B shares outstanding.

(b)	Grant amounts below include unvested stock awards. For a complete description of equity awards see “Outstanding Equity Awards at Fiscal Year-End” on page 34.

Grant	Jacobs	Reinsch	Spears	Brown
December 27, 2007	5,833	3,833	5,833	2,833
December 15, 2009	16,050	8,839	10,932	5,698
December 16, 2010	36,977	20,364	25,187	13,129
December 15, 2011	37,735	20,964	26,467	14,150
December 13, 2012	41,131	22,850	28,848	15,424

	137,726	76,850	97,267	51,234

(c)

Includes 4,000 unvested stock awards granted on April 25, 2012 to Messrs. Biegler, Keiser, Low, Mahowald, O’Neil and Whiting, 3,000 granted on June 21, 2012 to Ms. Goolsby and 2,000 granted to Mr. Bernard on September 25, 2012, all which vest in full on April 15, 2013.

(d)

Includes shares that may be pledged to secure margin accounts as follows: 200,000 common shares for Mr. Jacobs; 3,133 common shares and 2,000 Series B shares for Mr. Low; and 20,000 common shares and 500 Series B shares for Mr. O’Neil.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2012, all of our directors, executive officers and beneficial owners of more than ten percent of our common shares were in compliance with Section 16(a) filing requirements, with the following exception. Five transactions entered into from July 2009 to May 2011 involving the sale of a total of 28,000 shares of our $1.26 Cumulative Convertible Preferred Stock, Series B, were inadvertently unreported by Mr. Low until July 2012.

PROPOSAL TWO – ADVISORY VOTES ON EXECUTIVE COMPENSATION

In the Compensation Discussion and Analysis section of this Proxy Statement we state that our compensation philosophy is to provide “competitive, performance-based compensation to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value.” We discuss how each element of our executive officers’ compensation (base compensation, annual incentive and long-term equity-based awards) is designed to contain at least one performance-based component, which subjects a significant portion of such compensation to risk of loss or reduction. We also describe a policy adopted in early 2013 to bolster our minimum stock ownership requirements.

Section 14-A of the Securities Exchange Act of 1934 requires that we submit to our stockholders an advisory resolution to approve the compensation of our named executive officers at least once every three years (sometimes referred to as “say on pay”). Following the recommendation of our stockholders, our board has chosen to hold this vote every year and accordingly submits the following non-binding advisory resolutions on executive compensation. This advisory vote allows you to express your opinion regarding the decisions of the compensation committee with respect to executive compensation. Your opinion will serve as a tool to guide the committee in continuing to improve the alignment of our executive compensation programs with the interests of our stockholders. In an effort to better understand the voting results on the matter, we have divided the resolution into two separate votes. The first is an advisory vote on our overall executive compensation philosophy and the second is an advisory vote to approve the compensation paid or awarded to our executive officers in 2012. Together, we believe these two votes encompass the executive compensation disclosure requirements of Section 402 of SEC Regulation S-K.

The Board unanimously recommends that our stockholders indicate their support of our executive compensation philosophy and the application of such philosophy by voting FOR each of the following non-binding resolutions:

(2a)	RESOLVED, that stockholders approve the overall executive compensation philosophy as described in the Compensation Discussion and Analysis section of this proxy statement (proposal 2a).

(2b)

RESOLVED, that stockholders approve, an advisory basis, the compensation of our executive officers in 2012, as such compensation is disclosed pursuant to the compensation rules of the SEC, included in the Compensation Discussion and Analysis of this proxy statement, accompanying compensation tables and the other narrative executive compensation disclosures required by such rules (proposal 2b).

Because your vote is advisory in nature, it will not have any effect on compensation already paid or awarded to any of our executive officers and will not be binding on our compensation committee or our board. However, the committee will take into account the outcome of each of the votes when considering future executive compensation decisions.

PROPOSAL THREE – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP has audited our financial statements since we commenced operations in 1985. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider whether or not to retain them. Even if the selection is ratified, the committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our stockholders.

Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The committee has delegated pre-approval authority to its chair to expedite the delivery of services as necessary. Our independent registered public accounting firm and management are required to periodically report to the committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The committee approved all fees paid to Ernst & Young LLP during the past three years with no reliance on the de minimis exception established by the SEC for approving such services.

Services provided by Ernst & Young LLP during 2012 included the audit of our annual financial statements and our internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information, review and consultation regarding filings with the SEC and the Internal Revenue Service, procedures performed on behalf of our underwriters in connection with public offerings of our common and preferred stock, assistance with management’s evaluation of internal accounting controls, and consultation on financial and tax accounting and reporting matters. The committee has considered all fees provided by Ernst & Young LLP to us and concluded their involvement is compatible with maintaining their independence. Fees for fiscal years ended December 31, 2012 and 2011 were as follows:

	Fiscal Year 2012	Fiscal Year 2011
Audit fees	$551,200	$501,700
Audit-related fees	15,199	–
Tax fees(a)	157,500	7,000
All other fees	–	–

Total	$723,899	$508,700

(a)	Tax Fees for 2012 comprised of an estimated $7,500 for routine tax compliance and $150,000 for consultations on tax reporting matters.

Representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

RELATED PERSON TRANSACTIONS

We recognize that transactions involving significant relationships between us and our directors, executives or employees can present conflicts of interest and create the appearance that our decisions are based on considerations outside of our best interests and those of our stockholders. Therefore, it is our preference to avoid transactions involving such relationships. Nevertheless, we recognize there are situations where such transactions may not be inconsistent with our best interests and those of our stockholders. Therefore, we have implemented certain policies and procedures intended to allow us to assess the propriety of such transactions.

Pursuant to our Board of Directors’ Guidelines, each of our directors must discuss with our governance & nomination committee any significant transaction that may affect his or her independence so that the committee can report such transaction to our board, which has the authority to reject or ratify the transaction based upon our best interests and those of our stockholders. Also pursuant to our Board of Directors’ Guidelines, if a proposed transaction involves a director potentially diverting a corporate opportunity from us, the director pursuing such transaction must first present the transaction to our CEO who has the authority to determine our best interests and those of our stockholders with respect to such opportunity. In addition, our Code of Business Conduct and Ethics provides that a related person transaction involving an executive officer must be promptly reported to our board, and such transactions involving an employee or non-executive officer must similarly be reported to our CEO. Our Code of Business Conduct and Ethics also provides that our officers and employees must get our CEO’s authorization before they can divert a business opportunity away from us. In each of these situations our board and our CEO have the authority to determine our best interests and those of our stockholders in relation to such transaction.

For the year ended December 31, 2012 there were no related person transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at our 2014 annual meeting of stockholders must be received by our stockholder relations department at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 no later than November 15, 2013 in order to be included in our proxy statement and form of proxy for such meeting. The proposal must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. As to any proposal a stockholder intends to present to our stockholders other than by inclusion in our proxy statement for the 2014 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than January 29, 2014. Even if proper notice is received on or prior to January 29, 2014, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising our stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder(s) making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Our board does not intend to bring any other business before our annual meeting of stockholders, and our board is not aware of any matters to be brought before the meeting other than those described in this proxy statement. As to any other business that may properly come before the meeting, our proxies intend to exercise their discretionary authority to vote on those matters.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at www.sec.gov. We make available on our website at www.capstead.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, investor presentations and press releases, including any amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. We also make available on our website free of charge charters for the committees of our board, our Board of Directors’ Guidelines, our Code of Business Conduct and Ethics, our Financial Code of Professional Conduct and other company information, including amendments to such documents and waivers, if any, to the codes. Hard copies will be furnished upon written request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404.

You should rely only on the information contained in this proxy statement to vote on the matters presented herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 15, 2013. You should not assume the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the election of directors or ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will create any implication to the contrary.

By order of the board of directors,

Phillip A. Reinsch

Secretary

March 15, 2013

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cmo Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 23, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 23, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE NOW.

    Please detach here

1.	To elect directors:	01 Jack Bernard 04 Andrew F. Jacobs 07 Michael G. O’Neil 02 Jack Biegler 05 Gary Keiser 08 Mark S. Whiting 03 Michelle P. Goolsby 06 Christopher W. Mahowald	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2a.	To consider advisory approval of our compensation philosophy	☐	For	☐	Against	☐	Abstain

2b.	To consider advisory approval of the compensation granted to our executive officers in 2012	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	For	☐	Against	☐	Abstain

In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

WE BELIEVE VOTING “FOR” EACH OF THE ABOVE PROPOSALS IS IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMEND YOU VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

	Date	, 2013
Address Change? Mark Box ☐ Indicate changes below:

(Signature of Stockholder(s))

(NOTE: If voting by mail, please sign exactly as your name(s) appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)

CAPSTEAD MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 24, 2013

9:00 a.m.

8401 N. Central Expressway

Suite 220

Dallas, Texas 75225-4404

The Annual Meeting will be located on the 2nd floor

of Capstead’s office tower.

Exit Northwest Highway Loop 12 or

Caruth Haven Lane from Interstate 75

Stockholders please note recent regulations at the New York

Stock Exchange, which will affect your vote on the election of directors. You must vote your proxy in order for your shares to be counted for the election of directors.

Capstead Mortgage Corporation
8401 N. Central Expressway, Suite 800	Proxy
Dallas, Texas 75225-4404

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

OF CAPSTEAD MORTGAGE CORPORATION

Proxy for Annual Meeting of Stockholders to be held April 24, 2013

The undersigned, a stockholder of Capstead Mortgage Corporation, a Maryland corporation, hereby appoints Andrew F. Jacobs and Phillip A. Reinsch, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 9:00 a.m., Central time, on April 24, 2013 at 8401 N. Central Expressway, Suite 220, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement dated March 15, 2013.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR NAMED HEREIN, “FOR” ADVISORY VOTE ON COMPENSATION PHILOSOPHY, “FOR” ADVISORY APPROVAL OF COMPENSATION GRANTED, AND “FOR” PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP, AND IN THE DISCRETION OF THE PROXYHOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OF THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE,

WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

PLEASE VOTE YOUR PROXY PROMPTLY

(continued and to be signed and dated on reverse side)